Exhibit 2.1

EXECUTION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RF MONOLITHICS, INC.,

CI ACQUISITION, INC.,

ROBERT M. GEMMELL,

THE SHAREHOLDERS’ REPRESENTATIVE

AND

CIRRONET INC.

Dated as of August 24, 2006

i

ii

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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit 1.1 – Certificate of Merger

Exhibit 1.2(a) - Articles of Incorporation

Exhibit 1.2(b) - Bylaws

Exhibit 1.6(a) - Form of Letter of Transmittal and Lost Stock Affidavit and Indemnity; 145 Letter

Exhibit 1.6(b) – Form of Representative Appointment

Exhibit 6.3 - Form of Voting Agreement, which includes list of Cirronet Shareholders Executing Voting Agreement

Exhibit 6.8(c)(a) – Form of Lock-Up Agreement (Executive)

Exhibit 6.8(c)(b) – Form of Agreement Relating to Sale of Business

Exhibit 7.1(c) - Form of Opinion of Counsel to Cirronet

Exhibit 7.1(i) - Form of Lock-Up Agreement (General)

Exhibit 7.1(j) - Form of Registration Rights Agreement

Exhibit 7.2(c) - Form of Opinion of Counsel to Parent and Merger Subsidiary

Exhibit 7.2(d) - Form of Parent Promissory Note

Exhibit 7.2(e) - Form of Earnout Agreement

Exhibit A – “Initial Working Capital” Calculation

SCHEDULES

CIRRONET DISCLOSURE SCHEDULE

PARENT DISCLOSURE SCHEDULE

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 24, 2006, by and among RF MONOLITHICS, INC., a Delaware corporation (“Parent”), CI ACQUISITION, INC., a Georgia corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), CIRRONET INC., a Georgia corporation (“Cirronet”), ROBERT M. GEMMELL, a resident of the State of Georgia (“Gemmell”), and Robert M. Gemmell in his capacity as representative of the Cirronet Shareholders, Cirronet Optionholders and Gemmell for the limited purposes described herein (such person, and any successor thereto, being the “Shareholders’ Representative”), recites and provides as follows:

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and Cirronet have each (a) determined that it is in the best interests of their respective shareholders for Merger Subsidiary to merge with and into Cirronet and (b) approved the merger of Merger Subsidiary with and into Cirronet on the terms set forth in this Agreement (the “Merger”);

WHEREAS, the Board of Directors of Cirronet is recommending that the Cirronet Shareholders approve this Agreement, including the Merger;

WHEREAS, certain Cirronet Shareholders, to induce Parent to execute this Agreement, have executed and delivered to Parent a Voting Agreement as described herein;

WHEREAS, Cirronet, Merger Subsidiary and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, Gemmell, in his capacity as Chief Executive Officer of Cirronet, is to receive a certain incentive bonus described herein in connection with the transactions contemplated hereby, and wishes to confirm and acknowledge the terms of such bonus as set forth herein; and

WHEREAS, capitalized terms shall have the meaning set forth in this Agreement, including the meanings set forth in Appendix A.

NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger.

(a) Immediately prior to the Effective Time, (i) Merger Subsidiary and Cirronet shall execute and deliver a certificate of merger, substantially in the form attached hereto as Exhibit

1.1, which shall be filed with the Secretary of State of the State of Georgia in accordance with the GBCC and Section 2.1 hereof (the “Certificate of Merger”). Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into Cirronet in accordance with the provisions of, and with the effects provided in, Section 14-2-1106 of the GBCC. Cirronet shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and shall continue to be governed by the laws of the State of Georgia and shall succeed to and assume all of the rights and obligations of Merger Subsidiary and the separate corporate existence of Merger Subsidiary shall cease.

(b) If at any time after the Effective Time, the Surviving Corporation shall be advised that any further assignments or assurances in Law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of Cirronet and Merger Subsidiary, then the Surviving Corporation and its proper officers and directors, in the name and on behalf of Cirronet and Merger Subsidiary, shall execute and deliver all such proper deeds, assignments and assurances in Law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Cirronet and Merger Subsidiary or otherwise to take any and all such action.

Section 1.2. Articles of Incorporation and Bylaws.

(a) The articles of incorporation of Cirronet, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read as set forth in Exhibit 1.2(a) hereto and as reflected in Exhibit 1.1 hereto, and, as so amended and reflected, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Cirronet, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read as set forth in Exhibit 1.2(b) hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.3. Board of Directors.

The Board of Directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial Board of Directors of the Surviving Corporation at the Effective Time.

Section 1.4. Management.

The principal officers of Merger Subsidiary immediately prior to the Effective Time shall be the initial principal officers of the Surviving Corporation at the Effective Time.

Section 1.5. Effect on Capital Stock; Bonus Consideration.

As of the Effective Time, by virtue of the Merger and without any action on the part of any Cirronet Shareholders or holders of any capital stock of Merger Subsidiary:

(a) Equity of Merger Subsidiary. Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $.001 per share, of the Surviving Corporation, and such common stock of Surviving Corporation resulting from that conversion will constitute all of the issued and outstanding shares of capital stock of Surviving Corporation.

(b) Cancellation of Certain Cirronet Common Stock. Any Cirronet Common Stock that is owned by Cirronet as treasury shares, and any Cirronet Common Stock owned by Parent or Merger Subsidiary, shall be automatically canceled, retired and cease to exist and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”).

(c) Conversion of Cirronet Common Stock. Subject to the other provisions of this Section 1.5 (including without limitation Section 1.5(e)), each issued and outstanding share of Cirronet Common Stock immediately prior to the Effective Time, other than any Cancelled Shares and any Dissenting Shares, shall be cancelled and converted automatically into the right to receive (i) the Per Share Cash Consideration, (ii) the Per Share Stock Consideration, (iii) the Per Share Loan Consideration and (iv) the Per Share Earnout Consideration. The amounts payable upon the conversion of the Cirronet Common Stock pursuant to this Section 1.5(c) are referred to collectively as the “Final Merger Consideration” and shall be payable to the holders of such Cirronet Common Stock as described herein. As of the Effective Time, all such shares of Cirronet Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Cirronet Common Stock shall cease to have any rights with respect thereto, except the right to receive the Final Merger Consideration, payable, without interest (except as provided in the Parent Promissory Note), to the holder of such shares of Cirronet Common Stock, upon surrender of the certificate that formerly evidenced such shares of Cirronet Common Stock in the manner and at the times provided in Section 1.6. Notwithstanding the foregoing, if Parent, at Parent’s discretion, determines that Regulation D promulgated under the Securities Act, does not permit it to issue shares of Parent Common Stock to any Cirronet Shareholder which is not an “accredited investor” as such term is defined in the Securities Act, such Cirronet Shareholder (an “Non-qualified Cirronet Shareholder”) shall be issued cash in the amount of the Parent Stock Price for each share of Parent Common Stock to which the Non-qualified Cirronet Shareholder would have been entitled pursuant to this Section 1.5(c) in lieu of shares of such Parent Common Stock (the “Non-qualified Shareholder Cash Payment”).

(d) Cirronet Assumed Options. Subject to the other provisions of this Section 1.5, at the Effective Time, each Cirronet Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions with respect thereto of the governing plan and option agreement, be assumed by Parent. Each such Cirronet Option so assumed by Parent under this Agreement (the “Cirronet Assumed Options”) shall continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time, except that (i) such Cirronet Assumed Option shall be deemed to be fully vested prior to the Effective Time, (ii) such Cirronet Assumed Option shall be exercisable for (in lieu of shares of Cirronet Common Stock) that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Cirronet Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time (assuming that all such options were fully vested and exercisable) and the Option Exchange Ratio and (iii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Cirronet Assumed Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Cirronet Common Stock at which such Cirronet Assumed Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio. Nothing in the Cirronet Assumed Options shall be construed to provide any additional benefits to the holders of the Cirronet Options. To the extent permitted under applicable Law, all Cirronet Assumed Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code. Parent may make immaterial modifications to the foregoing formula to the extent necessary to comply with such requirement. As soon as reasonably practicable after the Closing Date, Parent shall issue to each Person holding a Cirronet Assumed Option a document evidencing the foregoing assumption of such option by Parent.

(e) Bonus Consideration. In order to fund payment in full of the incentive bonus payable to Gemmell pursuant to the incentive compensation arrangement approved by the Cirronet Board of Directors as of July 27, 2006, and subject to the other provisions of this Section 1.5, effective as of the Effective Time, Gemmell shall be entitled to receive from the Parent: (i) the Bonus Cash Consideration, which shall be payable by Parent by check or wire transfer to an account designated by Gemmell; (ii) the Bonus Earnout Consideration, which shall be payable by Parent pursuant to the Earnout Agreement; (iii) the Bonus Loan Consideration, which shall be payable by Parent pursuant to the terms of the Parent Promissory Note; and (iv) the Bonus Stock Consideration, which shall be issued and delivered by Parent to Gemmell at Closing. Gemmell hereby acknowledges and confirms that the Bonus Consideration constitutes payment in full of any and all obligations of Cirronet with respect to or arising out of the sale of Cirronet or the transactions contemplated by this Agreement, and in consideration of the agreements set forth herein with respect to the Bonus Consideration, Gemmell hereby releases Cirronet, Parent, Merger Subsidiary, the Cirronet Shareholders and the Cirronet Optionholders of any obligation with respect thereto (other than Parent’s obligation to pay the Bonus Consideration in the manner set forth herein).

(f) Limitations on Issuance and Reservation of Parent Common Stock. Notwithstanding anything in this Agreement to the contrary, to the extent that the number of shares of Parent Common Stock being issued or reserved for issuance pursuant to Sections 1.5(c), 1.5(d), and 1.5(e) (collectively, the “Aggregate Parent Shares”) exceeds 19.9% (rounded down to the nearest whole number of shares) of the total issued and outstanding shares of Parent Common Stock (calculated as of the Business Day immediately preceding the Closing Date)(such excess being referred to herein as the “Make-Up Amount”), then Parent shall in lieu of assuming certain non-qualified Cirronet Options pursuant to Section 1.5(d) with respect to Cirronet Options that would otherwise pursuant to such Section 1.5(d) become exercisable for Parent Common Stock aggregating to the Make-Up Amount, substitute and exchange Parent Options for such Cirronet Options (on the same terms as Cirronet Assumed Options in Section 1.5(d)) that are exercisable for shares of Parent Common Stock. Cirronet Options so substituted and exchanged shall be automatically canceled and each holder thereof shall cease to have any rights with respect thereto (each such Parent Option so exchanged by Parent under this Agreement referred to herein as a “Cirronet Exchanged Option”). Each such Cirronet Exchanged Option shall have, and be subject to, the same terms and conditions as would apply if it were a Cirronet Assumed Option with such changes and modifications as are necessary or desirable to comply with the terms of Parent’s 1997 Equity Incentive Plan. All Cirronet Exchanged Options shall from and after the Effective Time continue to be treated as non-qualified stock options under the Code. As soon as reasonably practicable after the Closing Date and provided that such Person has delivered a Representative Appointment, Parent shall issue to each Person receiving a Cirronet Exchanged Option a document evidencing the foregoing exchange of such option by Parent.

(g) No Fractional Shares. No fraction of a share of Parent Common Stock shall be issued, but in lieu thereof, each Cirronet Shareholder who would otherwise be entitled to a fraction of a share of Parent Common Stock shall, upon surrender of its Cirronet Common Stock to Parent in accordance with and subject to Section 1.6, be paid an amount in cash (without interest) equal to the value of such fraction of a share based upon the Parent Stock Price. The fractional shares of Parent Common Stock will be aggregated for each Cirronet Shareholder and no Cirronet Shareholder will be entitled to receive cash pursuant to this Section 1.5(g) in an amount equal to or greater than the value of one full share of Parent Common Stock.

(h) Anti-Dilution Provisions. Parent shall not change the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, redenomination of share capital or other similar transaction.

(i) Dissenting Shares. Notwithstanding any provision contained in this Agreement to the contrary, Cirronet Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to assert and who has properly asserted dissenters’ rights, and otherwise satisfied the requirements to obtain payment, for such shares (“Dissenting Shares”) in accordance with the GBCC (a “Cirronet Dissenting Holder”) shall not be converted into the right to receive the Final Merger Consideration, but shall, from and after the Effective Time, have only such rights as are afforded to the holders thereof by the provisions of Article 13 of the GBCC, unless such Cirronet Dissenting Holder fails to perfect, withdraws, waives or otherwise loses such Cirronet Dissenting Holder’s right to appraisal. If, after the Effective Time, such Cirronet Dissenting Holder fails to perfect, withdraws, waives or loses such Cirronet Dissenting Holder’s right to dissent and obtain payment pursuant to such Article 13, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Final Merger Consideration payable in respect of such shares pursuant to Section 1.5(c). Cirronet shall give Parent prompt written notice, and copies, if applicable, of (i) any assertion of dissenters’ rights and demands for payment received by Cirronet, withdrawals of such assertions or demands, and any other instruments served pursuant to the GBCC and received by Cirronet related thereto and (ii) all negotiations and proceedings with respect to such demands. Cirronet shall not, except with the prior written consent of Parent, make any payment with respect to any assertions or demands, or offer to settle or compromise, or settle or compromise, any such assertions or demands.

(j) Dividends and Distributions. Parent shall not declare any dividends until the earlier of the day after the Effective Time or the date this Agreement is terminated. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any share of Cirronet Common Stock with respect to the shares of Parent Common Stock represented thereby until the holder of record of such share of Cirronet Common Stock shall comply with Section 1.6 hereof. Subject to the effect of applicable Law, upon compliance with Section 1.6 hereof, there shall be paid to the holder of shares of Cirronet Common Stock representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Parent Common Stock.

Section 1.6. Surrender of Shares; Delivery of Final Merger Consideration.

(a) As soon as practicable after the date hereof, Cirronet shall transmit to each Cirronet Shareholder a letter of transmittal, in the form of Exhibit 1.6(a) (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the shares of Cirronet Common Stock shall pass, only upon proper delivery of the certificates representing its shares of Cirronet Common Stock (“Share Certificates”) to Parent and shall specify instructions for use in surrendering such Share Certificates and receiving the Final Merger Consideration. On or prior to the Closing Date, each Cirronet Shareholder shall deliver to Parent an executed Letter of Transmittal along with the Share Certificates. If any Cirronet Shareholder is unable to surrender such Person’s Share Certificates because such Share Certificates have been lost, mutilated or destroyed, such Cirronet Shareholder may deliver, in lieu thereof, an affidavit and indemnity in the form included in the Letter of Transmittal. If any share of Parent Common Stock is to be issued in a name other than that in which the Share Certificate surrendered has been registered, it shall be a condition of such issuance that the Person requesting such issue shall pay to Parent any transfer Taxes payable by reason thereof, or of any prior transfer of such surrendered Share Certificate, or establish to the satisfaction of Parent that such Taxes have been paid or are not payable. As soon as practicable after the date hereof, Cirronet shall transmit to each Cirronet Optionholder an instrument of appointment of Stockholders’ Representative as the representative of such Cirronet Optionholder, in the form of Exhibit 1.6(b) (“Representative Appointment”). On or prior to the Closing Date, each Cirronet Optionholder shall deliver to Shareholders’ Representative an executed Representative Appointment.

(b) At the close of business on the day immediately preceding the Closing Date, the stock transfer books of Cirronet shall be closed and thereafter there shall be no further registration of transfers of shares of Cirronet Common Stock on the records of Cirronet. From and after the Effective Time, the holders of shares of Cirronet Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Cirronet Common Stock except as otherwise provided herein or under applicable Law. If, after the Effective Time, Share Certificates and Letters of Transmittal (or Letters of Transmittal without Share Certificates, but with a lost certificate affidavit) are presented to the

Surviving Corporation for any reason other than in accordance with Section 14-2-1323 of the GBCC, they shall be canceled and exchanged for the Final Merger Consideration, payable as provided in this Section 1.6.

(c) Immediately after the Effective Time, Parent shall (i) pay, or cause to be paid, to each Cirronet Shareholder, his or her portion of the Adjusted Cash Consideration, (ii) deliver, or cause to be delivered, to the Cirronet Shareholders (other than Non-qualified Cirronet Shareholders), his or its portion of the Adjusted Stock Consideration, (iii) pay, or cause to be paid, to each Non-qualified Cirronet Shareholder the applicable Non-qualified Shareholder Cash Payment, and (iv) deliver, or cause to be delivered, to the Shareholders’ Representative, for the benefit of the Cirronet Shareholders and Gemmell, the Parent Promissory Note.

(d) On each Parent Promissory Note Payment Date, Parent shall pay, or cause to be paid, to the Shareholders’ Representative, for the benefit of the Cirronet Shareholders and Gemmell the aggregate Loan Consideration payable on such Parent Promissory Note Payment Date.

(e) On each payment date described in the Earnout Agreement, Parent shall pay, or cause to be paid, to the Shareholders’ Representative, for the benefit of the Cirronet Shareholders, Gemmell and the holders of Cirronet Assumed Options and Cirronet Exchanged Options, the aggregate Earnout Consideration payable on such date.

(f) Notwithstanding anything else in this Agreement to the contrary, in the event any Cirronet Shareholder owes any indebtedness (including interest thereon) to Cirronet (each, a “Shareholder Obligor”), the aggregate amount of Per Share Cash Consideration to be paid to any such Shareholder Obligor pursuant to this Agreement in respect of shares of Cirronet Common Stock held by such Shareholder Obligor shall be reduced by the aggregate amount of such indebtedness (including interest thereon) outstanding as of the Effective Time and the aggregate Cash Consideration paid to the Cirronet Shareholders by Parent pursuant to Section 1.6(c)(i) shall be reduced accordingly.

Section 1.7. No Liability for Delivery to Public Officials.

None of Parent, the Surviving Corporation or Cirronet shall be liable to any Cirronet Shareholder or holder of Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash (including any cash in lieu of fractional shares of Parent Common Stock) delivered to a public official as required by and pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.8. Withholding.

Parent or the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from consideration otherwise payable pursuant to this Agreement to any Cirronet Shareholder and Gemmell such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, (a) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Share Certificates or Gemmell, as applicable, in respect of which such deduction and withholding was made, and (b) Parent shall provide, or cause to be provided, to the Cirronet Shareholders or Gemmell, as applicable, written notice of the amounts so deducted or withheld.

Section 1.9. Certain Adjustments to Loan Consideration.

The Loan Consideration shall be subject to adjustment and set off after the Closing as follows:

(a) Net Worth and Working Capital Adjustments.

(i) Closing Statements. As promptly as practicable, but in any event within 60 calendar days following the Closing, Parent shall deliver to the Shareholders’ Representative (A) the Closing Financial Statements and (B) the Closing Working Capital (subsection (A) and (B) immediately preceding will be collectively referred to herein as the “Closing Statements”) or deliver a waiver of its right to a purchase price adjustment pursuant to Section 1.9(a)(iii).

(ii) Disputes.

(A) Subject to clause (B) of this Section 1.9(a)(ii), the Closing Statements delivered by Parent to the Shareholders’ Representative shall be final, binding and conclusive on the parties hereto, the Cirronet Shareholders and the Cirronet Optionholders.

(B) The Shareholders’ Representative (and his or her representatives and advisors) shall be provided by Parent with reasonable access to the financial records of Cirronet and the accounting personnel of Parent and Cirronet in order to facilitate a reasonable review by Shareholders’ Representative of the Closing Statements prepared by Parent. The Shareholders’ Representative may dispute any amounts reflected on the Closing Statements, but only on the basis that (1) the amounts reflected on the Closing Statements were not arrived at in accordance with GAAP applied on a basis consistent with the preparation of the Cirronet Financial Statements or were not calculated using the same methodology as was used to calculate the Initial Working Capital or the Initial Net Worth or (2) were arrived at based on mathematical or clerical error; provided, however, that the Shareholders’ Representative shall have notified Parent in writing of each disputed item (a “Dispute Notice”), specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 10 Business Days of Parent’s delivery of the Closing Statements to the Shareholders’ Representative. In the event of such a dispute, the Shareholders’ Representative and Parent shall attempt in good faith to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto, the Cirronet Shareholders and Cirronet Optionholders. If the Shareholders’ Representative and Parent are unable to reach a resolution with such effect within 20 Business Days after the receipt by Parent of the Dispute Notice, the Shareholders’ Representative and Parent shall submit the items remaining in dispute for resolution to an independent accounting firm of national reputation mutually acceptable to the Shareholders’ Representative and Parent (the “Independent Accounting Firm”), which shall, within 30 Business Days after such submission, determine and report to the Shareholders’ Representative and Parent upon such remaining disputed items, and such report shall be final, binding and conclusive on the Shareholders’ Representative and Parent. The fees and disbursements of the Independent Accounting Firm shall be paid by Parent, but allocated between the Cirronet Shareholders, Gemmell, holders of Cirronet Assumed Options and holders of Cirronet Exchanged Options (with any portion to be borne by the Cirronet Shareholders, Gemmell, holders of Cirronet Assumed Options and holders of Cirronet Exchanged Options to be applied first as a reduction of the Earnout Consideration and the remainder, if any, as a reduction of the Parent Promissory Note) on one hand, and Parent on the other hand, in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party bears to the total amount of such remaining disputed items so submitted. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators. Without limiting the generality of the foregoing, the method of inventory accounting for purposes of Section 1.9(a) shall be the same heretofore used by Cirronet, regardless of the method agreed upon in the Earnout Agreement for determination of amounts payable thereunder, or for purposes of future accounting by Parent.

(iii) Adjustment. The Closing Statements shall be deemed final for the purposes of this Section 1.9(a) upon the earliest of (A) the failure of the Shareholders’ Representative to deliver a Dispute Notice within 10 Business Days of Parent’s delivery of the Closing Statements to the Shareholders’ Representative, (B) the resolution of all disputes, pursuant to Section 1.9(a)(ii) by the Shareholders’ Representatives and Parent, and (C) the resolution of all disputes, pursuant to Section 1.9(a)(ii) by the Independent Accounting Firm. On the date the Closing Statements are deemed final, amounts payable as Earnout Consideration and, if necessary, on the Parent Promissory Note, shall automatically and without further action by any Person be reduced by an amount equal to the greater of: (i) the amount by which the Initial Net Worth exceeds the Closing Net Worth and (ii) the amount by which eighty percent (80%) of the Initial Working Capital exceeds the Closing Working Capital. Any such reduction shall be applied first to reduce the amount of the Earnout Consideration payable pursuant to the Earnout Agreement, then to any accrued interest on the Parent Promissory Note outstanding on the date of such reduction until such interest is reduced to zero, followed by a reduction in the principal amount thereof; provided, however, to the extent that any adjustment is made pursuant to this Section 1.9(a)(iii) as a result of out-of-pocket expenses actually incurred by Cirronet in connection with the transaction contemplated by this Agreement exceeding $300,000, such adjustment shall first be applied against the portion of the Earnout Consideration and the Parent Promissory Note constituting Bonus Consideration. The Shareholders’ Representative shall, upon receipt of any replacement Parent Promissory Note reflecting such reduced amount, promptly return the original copy of any previously received Parent Promissory Note to Parent marked “Replaced.”

(b) AeroComm Litigation. Amounts payable on the Parent Promissory Note shall automatically and without further action by any Person be reduced by an amount equal to fifty percent (50%) of all Damages (excluding, however, out-of-pocket costs and expenses incurred on or before Closing and reflected in the Closing Statements) in excess of Two Hundred Thousand Dollars ($200,000) paid by the Surviving Corporation or Parent that arise, directly or indirectly, from or in connection with, the AeroComm Litigation. Any such reduction shall be applied first to any accrued interest outstanding on the date of such reduction until such interest is reduced to zero, followed by a reduction in the principal amount thereof. The Shareholders’ Representative shall, upon receipt of any replacement Parent Promissory Note reflecting such reduced amount, promptly return the original copy of any previously received Parent

Promissory Note to Parent marked “Replaced.” Parent agrees to provide to Shareholder’s Representative a description of all such Damages in reasonable detail promptly following the incurrence thereof. To the extent the AeroComm Litigation has not been dismissed with prejudice or fully and finally settled or adjudicated (“Final Resolution of Claims”) by November 1, 2007, all amounts due on the Parent Promissory Note other than One Million Dollars ($1,000,000) in principal amount of the Parent Promissory Note (together with interest accrued thereon from the Effective Time; such $1,000,000 of principal plus the accrued interest thereon, the “Deferred Amount”) shall be paid in full on November 1, 2007 and such Deferred Amount, together with interest thereon, shall not become due and payable until thirty (30) days following the Final Resolution of Claims, and then only after any reduction described in this Section 1.9(b).

Section 1.10. Shareholders’ Representative.

(a) Cirronet and Gemmell hereby appoint the Shareholders’ Representative, and the Shareholders’ Representative hereby accepts such appointment, as the representative of the Cirronet Shareholders, the Cirronet Optionholders and Gemmell for the limited purposes set forth herein, in the Letter of Transmittal, the Representative Appointment, the Earnout Agreement, the Registration Rights Agreement and the Parent Promissory Note. The parties hereto agree and acknowledge that (i) the Shareholders’ Representative’s power and authority to perform the duties and exercise the rights of the Shareholders’ Representative as contemplated by this Agreement (which shall include those matters set forth in the Letter of Transmittal and the Representative Appointment), the Earnout Agreement, the Registration Rights Agreement and the Parent Promissory Note are an integral part of this Agreement and have been bargained for by Parent and Cirronet; and (ii) the Shareholders’ Representative shall be vested with such power and authority as contemplated hereby.

(b) Each Cirronet Shareholder that executes and delivers a Letter of Transmittal or accepts any portion of the Final Merger Consideration and each Cirronet Optionholder that executes and delivers a Representative Appointment or accepts any Cirronet Assumed Option or Cirronet Exchanged Option (or any portion of the Earnout Consideration pursuant to the Earnout Agreement) shall be consenting to the Shareholders’ Representative’s appointment and agreeing to be bound by all actions taken by the Shareholders’ Representative in his or her capacity as the Shareholders’ Representative as contemplated hereby and in the Earnout Agreement, Registration Rights Agreement and Parent Promissory Note, and neither Parent nor the Surviving Corporation shall be liable to any of the Cirronet Shareholders, Cirronet Optionholder or Gemmell for any action taken or omitted to be taken by Parent or the Surviving Corporation in reliance on, or for any action taken or omitted to be taken by, the Shareholders’ Representative as contemplated hereby.

(c) Parent shall provide the Shareholders’ Representative, at Parent’s expense, with such secretarial, clerical, administrative and office support as the Shareholders’ Representative may reasonably request in order for the Shareholders’ Representative to perform the duties or exercise the rights of the Shareholders’ Representative as contemplated hereby, including, without limitation, handling mailings, payments and other distributions and correspondence with the Cirronet Shareholders, Cirronet Optionholders, Gemmell or Parent, all as Shareholders’ Representative may reasonably request and direct.

(d) The Shareholders’ Representative shall be entitled to reimbursement in the manner provided in this Section 1.10(d) for all reasonable out-of-pocket expenses incurred by the Shareholders’ Representative in connection with the performance of the duties or exercise of the rights of the Shareholders’ Representative as contemplated hereby, including, without limitation, the reasonable fees of any legal counsel, accountants or other professional advisors retained by the Shareholders’ Representative in connection with performing such duties or exercising such rights (collectively, the “Expenses”). The Shareholders’ Representative may submit to Parent all invoices and similar documentation evidencing the Expenses. On each date upon which an amount becomes payable by Parent under the Parent Promissory Note or the Earnout Agreement, Parent shall (i) deduct from such amount payable all Expenses for which the Shareholders’ Representative has not been reimbursed, (ii) pay the amount of such Expenses to the Shareholders’ Representative, and (iii) pay the remainder of such amount payable under the Parent Promissory Note or Earnout Agreement, as applicable, in accordance with the terms thereof. Any such payment to Shareholders’ Representative for reimbursement of Expenses shall be applied first to reduce the amount of any Earnout Consideration payable pursuant to the Earnout Agreement, then to any accrued interest on the Parent Promissory Note outstanding on the date of such payment until such interest is reduced to zero, followed by a reduction in the principal amount thereof. Anything in this Section 1.10(d) to the contrary notwithstanding, Parent shall be obligated to reimburse Expenses only upon satisfaction of all the following conditions:

(w) payment shall be limited to the availability to deduct same from earned but unpaid Earnout Consideration or amounts due under the Parent Promissory Note, and such expense reimbursement payments shall only be made at such times and to the extent that distributions or payments are due and payable by Parent to or for the benefit of the Cirronet Shareholders, the Cirronet Optionholders or Gemmell, as applicable, under the Parent Promissory Note or the Earnout Agreement; and

(x) the right of reimbursement of Shareholders’ Representative for Expenses shall be subordinate to Parent’s setoff, reduction and other payment claims pursuant to all other provisions of this Agreement which Parent has asserted, or asserts within ten days after, the date of the requested payment by Shareholders’ Representative.

(e) Shareholders’ Representative shall be indemnified and held harmless in the manner set forth in this Section 1.10(e) for the amount of any loss, liability, claim, damage (excluding incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, the “Representative Damages”), arising, directly or indirectly, from or in connection with the Shareholders’ Representative performing the duties or exercising the rights of the Shareholders’ Representative as contemplated by this Agreement, the Earnout Agreement, the Registration Rights Agreement or the Parent Promissory Note except for such Representative Damages as result from the gross negligence or willful misconduct of Shareholders’ Representative. Promptly after the Shareholders’ Representative becomes aware of any Representative Damages for which indemnification is provided by this Section 1.10(f), the Shareholders’ Representative shall deliver to Parent, Gemmell and each Cirronet Shareholder and Cirronet Option Holder a notice (a “Loss Notice”) which contains a description of the Representative Damages in reasonable detail and indicates the amount (estimated, if necessary)

of the loss that has been or may be suffered by the Shareholders’ Representative. If Cirronet Shareholders and/or Cirronet Optionholders who collectively held as of the Effective Time at least ten percent (10%) of the Fully Diluted Cirronet Common Stock (but excluding for this calculation any such shares held or controlled by the Shareholders’ Representative) do not provide written notice to Parent within thirty (30) days after the date of the Loss Notice that such holders dispute any amount claimed in such Loss Notice, then the Shareholders’ Representative shall be entitled to receive the amount claimed in such Loss Notice in the manner provided in this Section 1.10(f). On each date upon which an amount becomes payable by Parent under the Parent Promissory Note or the Earnout Agreement, Parent shall (i) deduct from such amount payable the amount of all Representative Damages which are the subject of a Loss Notice which has not been disputed by the Cirronet Shareholders and/or the Cirronet Optionholders as contemplated in this Section 1.10(f); (ii) pay the amount of such Representative Damages to the Shareholders’ Representative; and (iii) pay the remainder of such amount payable under the Parent Promissory Note or Earnout Agreement, as applicable, in accordance with the terms thereof. Any such payment to the Shareholders’ Representative for Representative Damages shall be applied first to reduce the amount of any Earnout Consideration payable pursuant to the Earnout Agreement, then to any accrued interest on the Parent Promissory Note outstanding on the date of such payment until such interest is reduced to zero, followed by a reduction in the principal amount thereof. In the event such Cirronet Shareholders and/or Cirronet Optionholders who collectively held as of the Effective Time at least ten percent (10%) of the Fully Diluted Cirronet Common Stock (calculated as set forth above) dispute a Loss Notice, then Parent shall deduct the amount of the Representative Damages which are the subject of such Loss Notice from the amount of the next payment to be made by Parent under the Parent Promissory Note or the Earnout Agreement and shall hold the amount of such Representative Damages until such dispute is resolved, whether by agreement of the parties or judicial resolution. Anything in this Section 1.10(e) to the contrary notwithstanding, Parent shall be obligated to pay Representative Damages only upon satisfaction of all the following conditions:

(w) payment shall be limited to the availability to deduct same from earned but unpaid Earnout Consideration or amounts due under the Parent Promissory Note and such expense reimbursement payments shall only be made at such times and to the extent that distributions or payments are due and payable by Parent to or for the benefit of the Cirronet Shareholders, the Cirronet Optionholders or Gemmell, as applicable, under the Parent Promissory Note or the Earnout Agreement; and

(x) the right of Shareholders’ Representative to be paid Representative Damages shall be subordinate to Parent’s setoff, reduction and other payment claims pursuant to all other provisions of this Agreement which Parent has asserted, or asserts within ten days after, the date of the requested payment by Shareholders’ Representative.

(f) The Shareholders’ Representative may resign at any time; provided that such resignation or removal shall not be effective until such time as a successor Shareholders’ Representative shall have been appointed. In the event of the death, resignation or removal of the Shareholders’ Representative, a new Shareholders’ Representative shall be appointed by the vote or written consent of the holders of Cirronet Common Stock immediately prior to the Effective Time who collectively held more than 50% of the Cirronet Common Stock at such time, such appointment to become effective upon the written acceptance thereof by the new Shareholders’ Representative.

ARTICLE II

EFFECTIVE TIME; CLOSING

Section 2.1. Effective Time.

Subject to the provisions of this Agreement, as soon as practical on the Closing Date the Merger Subsidiary shall file the Certificate of Merger with the Secretary of State of the State of Georgia. The Merger shall become effective upon (a) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia or (b) at such later time as is set forth in the Certificate of Merger (the “Effective Time”).

Section 2.2. Time and Place of Closing.

The closing of the transactions contemplated by this Agreement shall take place at a time and on a date mutually agreed upon by the parties hereto, provided that such date shall be no later than the first Business Day following the date on which all of the conditions to the obligations of the parties set forth in Article VII have been satisfied as provided therein or otherwise waived by the appropriate party (the “Closing”). The Closing shall take place at the offices of Morton PLLC located at 12222 Merit Drive, Suite 1270, Dallas, Texas 75251, or such other location as may be agreed upon by Parent and Cirronet.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CIRRONET

Except as specifically set forth in the disclosure schedule of Cirronet attached hereto (the “Cirronet Disclosure Schedule”), Cirronet represents and warrants to Parent and Merger Subsidiary as follows:

Section 3.1. Organization and Authority.

Cirronet is duly organized, validly existing and in compliance with the applicable filing and annual registration provisions under the laws of the State of Georgia. Cirronet has not filed articles of dissolution, a certificate of cancellation or any similar documents with the Secretary of State of the State of Georgia. Cirronet has full corporate power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Cirronet is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on Cirronet. The copies of the articles of incorporation and bylaws of Cirronet, which have been delivered to Parent, are complete and correct and in full force and effect on the date hereof, and no amendment or other modification has been filed, recorded or is pending or contemplated thereto.

Section 3.2. Capitalization.

Cirronet’s authorized equity capitalization consists of 40,000,000 shares of common stock, $.01 par value per share (“Cirronet Common Stock”). As of the close of business on the date hereof, 6,798,718 shares of Cirronet Common Stock were issued and outstanding. Such shares of Cirronet capital stock constituted all of the issued and outstanding shares of capital stock of Cirronet as of such date. All issued and outstanding Cirronet Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. Cirronet has not declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the Cirronet Common Stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Effective Time. Section 3.2 of the Cirronet Disclosure Schedule lists all of the Cirronet Shareholders as of the date hereof and sets forth the respective holdings of each such shareholder. Section 3.2 of the Cirronet Disclosure Schedule sets forth all outstanding options, warrants, notes, subscriptions or other rights to purchase or acquire any capital stock of Cirronet, the exercise or purchase price for such securities and the expiration date thereof, and lists all contracts, commitments, understandings, arrangements or restrictions by which Cirronet is bound to sell or issue any shares of its capital stock. Other than Accounts, there are no outstanding notes or other debt obligations payable to Cirronet, including, without limitation, all promissory notes made by holders of Cirronet Options as of the date hereof.

Section 3.3. Authority Relative to this Agreement; Recommendation.

(a) The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Cirronet are within the corporate power and authority of Cirronet. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Cirronet, and no other corporate proceeding on the part of Cirronet other than obtaining the Cirronet Shareholder Approval is necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Cirronet and (assuming the due authorization, execution and delivery hereof and thereof by Parent and Merger Subsidiary and the other parties thereto) constitute or will constitute valid, legal and binding agreements of Cirronet, enforceable against Cirronet in accordance with their respective terms.

(b) Immediately prior to the execution and delivery of this Agreement, the Board of Directors of Cirronet has determined that this Agreement and the transactions contemplated hereby are advisable and recommended that the Cirronet Shareholders approve this Agreement and the transactions contemplated hereby.

Section 3.4. Consents and Approvals; No Violations.

Except for (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Georgia as required by the GBCC, (b) obtaining the Cirronet Shareholder Approval and (c) otherwise as set forth in Section 3.4 of the Cirronet Disclosure Schedule attached hereto, no filing or registration with, or notice to, and no Permit, authorization, consent or approval of, any public court, tribunal or administrative, governmental or regulatory body, agency or authority or any other Person is necessary or required in connection with the execution and delivery of this Agreement by Cirronet or for the consummation by Cirronet of the transactions contemplated by this Agreement. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution or delivery of this Agreement by Cirronet nor the performance of this Agreement nor the consummation of the transactions contemplated hereby by Cirronet will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Cirronet, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Cirronet Contract or other instrument or obligation to which Cirronet is a party or by which they or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cirronet or any of its properties or assets.

Section 3.5. Title to and Condition of Assets; Inventory.

(a) Cirronet has good and valid title to, or valid leasehold interests in, all its properties and assets, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business. Except as set forth in Section 3.5(a) of the Cirronet Disclosure Schedule, all such assets and properties, other than assets and properties in which Cirronet has leasehold interests, are free and clear of all Liens. Such assets and properties (together with licensed property and rights) include all tangible and intangible assets and rights required for the operation of the business of Cirronet in accordance with past practice. All such assets and properties have been maintained in accordance with customary industry practices and are in serviceable condition, normal wear and tear excepted.

(b) Schedule 3.5(b) of the Cirronet Disclosure Schedule contains a complete and accurate list of all inventory by part number as of June 30, 2006. All inventory of Cirronet reflected in the Cirronet Financial Statements consists of a quality and quantity usable and salable in the ordinary course of Cirronet’s business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Cirronet Financial Statements or on the accounting records of Cirronet as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis, and the reserves for slow moving or obsolete inventory are adequate. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in relation to Cirronet’s business.

Section 3.6. Absence of Certain Events.

Except as set forth in Section 3.6 of the Cirronet Disclosure Schedule, since December 31, 2005, Cirronet has not suffered any Material Adverse Effect. Since December 31, 2005, Cirronet has conducted its business in the ordinary course and consistent with past practice and there has not been: (i) any entry into any Contract or an amendment of any Contract between Cirronet on the one hand, and any of the executive officers or key employees or consultants of Cirronet on the other hand, providing for employment of any such officer or key employee or consultant or any general or material increase in the compensation, severance or termination benefits payable or to become payable by Cirronet to any of the executive officers or key employees or consultants of Cirronet (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense), or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the award of restricted stock) made to, for or with any such executive officer or key employee or consultant; (ii) any entry by Cirronet into any material Contract or transaction (including, without limitation, any borrowing, capital expenditure, sale of assets or any Lien made on any of the properties or assets of Cirronet) other than in the ordinary and usual course of business; (iii) any change in the accounting methods, principles or practices of Cirronet; (iv) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect upon Cirronet; (v) any event, occurrence or action that has, had or is reasonably likely to have a Material Adverse Effect on Cirronet; (vi) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the Cirronet Common Stock; (vii) any amendment of any material term of any outstanding equity security of Cirronet; (viii) any repurchase, redemption or other acquisition by Cirronet of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Cirronet; or (ix) any Contract to do any of the foregoing.

Section 3.7. Subsidiaries.

Cirronet has no Subsidiaries and does not own or hold of record and/or beneficially own or hold any shares of any class of the capital stock of any corporation or any legal or beneficial ownership interest in any general or limited partnership, limited liability company, business trust or joint venture or any other unincorporated trade or business enterprise.

Section 3.8. Cirronet Financial Statements.

(a) The (i) audited consolidated statements of financial condition, results of operations and cash flows of Cirronet as of and for the periods ended December 31, 2003, December 31, 2004, and December 31, 2005, including in each case the notes thereto, together with the report thereon of Cirronet’s independent certified public accountants, and (ii) unaudited consolidated statements of financial condition, results of operations and cash flows of Cirronet as of and for the period ended July 31, 2006, attached as Exhibit 3.8 of the Cirronet Disclosure Schedule (the “Cirronet Financial Statements”), were previously provided to Parent. Except as disclosed in the notes to the Cirronet Financial Statements, the Cirronet Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Cirronet, as of the dates, and for the periods indicated, except to the extent the interim financial statements for the period ended July 31, 2006 do not include footnote disclosure in accordance with GAAP.

(b) Cirronet maintains internal accounting controls, policies and procedures, and such books and records as are reasonably designed to provide reasonable assurance that (i) all transactions to which Cirronet is a party or by which its properties are bound are effected by a duly authorized employee or agent of Cirronet, supervised by and acting within the scope of the authority granted by Cirronet’s senior management; (ii) the recorded accounting of Cirronet’s assets is compared with existing assets at regular intervals; and (iii) all transactions to which Cirronet is a party, or by which its properties are bound, are recorded (and such records maintained) in accordance with all government requirements and as may be necessary or appropriate to ensure that the financial statements of Cirronet are prepared in accordance with GAAP.

Section 3.9. Litigation.

Except as set forth in Section 3.9 of the Cirronet Disclosure Schedule, there is no action, suit, proceeding, arbitration, administrative proceeding, or investigation pending or, to the Knowledge of Cirronet, threatened, against, relating to or affecting Cirronet at law or in equity, or before any Governmental Authority, including, without limitation, with respect to infringement of any third party’s intellectual property. Except as set forth in Section 3.9 of the Cirronet Disclosure Schedule, Cirronet is not subject to any order, judgment, decree or obligation that would limit the ability of Cirronet to operate its business in the ordinary course.

Section 3.10. Employee Benefit Plans Matters.

(a) Section 3.10(a) of the Cirronet Disclosure Schedule contains a true and complete list of (i) all employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment, including the Cirronet Inc. 401(k) Profit Sharing Plan (the “Cirronet 401(k) Plan”) and (ii) all other written or unwritten employee benefit or compensatory agreements or arrangements, including without limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employee discount programs, employment contracts, retention incentive agreements, noncompetition agreements, consulting agreements, confidentiality agreements, vacation policies, and other similar plans, agreements and arrangements that are currently in effect as of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of any director, officer, employee or other service provider or any former director, officer, employee or other service provider (or any of their beneficiaries) of Cirronet (collectively, a “Cirronet Beneficiary”), or with respect to which Cirronet may have any liability (“Cirronet Benefit Plans”).

(b) With respect to each Cirronet Benefit Plan, Cirronet has heretofore made available to Parent, as applicable, current, complete and correct copies of each of the following documents which Cirronet has prepared or caused to be prepared:

(i) the Cirronet Benefit Plans and any amendments thereto (or if a Cirronet Benefit Plan is not a written agreement, a description of all material aspects thereof);

(ii) each other document or instrument under which the plan is established or operated or which otherwise materially relates to the plan, including but not limited to any policies or procedures, fidelity bonds, fiduciary insurance policies and contracts with service providers;

(iii) the three most recent annual Form 5500 reports filed with the IRS and summary annual reports distributed to participants;

(iv) for any insured plan that is not required to file a Form 5500, any Schedule A provided by an insurance company in anticipation of such filing.

(v) the most recent statement filed with the Department of Labor (the “DOL”) pursuant to DOL Reg. § 2520.104-23;

(vi) the most recent summary plan description and all summaries of material modifications thereto;

(vii) the trust agreement, group annuity contract or other funding agreement and any stop-loss policy;

(viii) the three most recent annual Form 990 and 1041 reports filed with the IRS;

(ix) the most recent financial statement;

(x) the most recent determination letter (or equivalent) received from the IRS; and

(xi) any agreement pursuant to which Cirronet is obligated to indemnify any Person.

(c) As of the Effective Time, all contributions and other payments required to have been made by Cirronet or any entity (whether or not incorporated) that is treated as a single employer with Cirronet under Section 414 of the Code (a “Cirronet ERISA Affiliate”) with respect to any Cirronet Benefit Plan (or to any Person pursuant to the terms thereof) will have been timely made. All other amounts properly accrued through the date of the Cirronet Financial Statements have been reflected therein.

(d) Cirronet does not maintain any plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code except for the Cirronet 401(k) Plan. The Cirronet 401(k) Plan has received a favorable determination letters from the IRS (or opinion letter providing equivalent reliance) with respect to the current terms of such plan except for (i) the adoption of model amendments published by the Internal Revenue Service, (ii) amendments furnished and required by the prototype vendor of the Cirronet 401(k) Plan, and (iii) any amendments the applicable remedial period for which has not ended prior to the Effective Time and with respect to which a good faith amendment has been adopted if necessary to assure the continued availability of such remedial amendment period. Except as disclosed in Section 3.10(d) of the Cirronet Disclosure Schedule, no event or condition exists or has occurred that could cause the IRS to disqualify the Cirronet 401(k) Plan. Except as disclosed in Section 3.10(d) of the Cirronet Disclosure Schedule, with respect to each Cirronet Benefit Plan, Cirronet and each Cirronet ERISA Affiliate are in compliance in all material respects with, and each Cirronet Benefit Plan and related source of benefit payment is and has been operated in compliance with, its terms, all applicable Laws governing such plan or source, including, without limitation, ERISA, the Code and applicable local Law. As set forth in Section 3.10(d) of the Cirronet Disclosure Schedule, no Cirronet Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the DOL, or any other Governmental Authority or has received notification of an intention by such agency to commence such an audit investigation or proceeding.

(e) Each Cirronet Benefit Plan that is a nonqualified plan of deferred compensation governed by Section 409A of the Code is in compliance with such Section and no amendments are required to be made to assure continued compliance prior to December 31, 2006. Cirronet has filed a statement with the DOL pursuant to DOL Reg. § 2520.104-23 within the time provided by such section and no annual reports or disclosures are required by ERISA with respect to any such plan except as requested by the DOL. No penalty taxes will be owed by any participant in any such plan as a result of the transactions contemplated by this Agreement or any other event, action or inaction occurring prior to the Effective Time.

(f) With respect to each Cirronet Benefit Plan, and except as set forth in Schedule 3.10(f) of the Cirronet Disclosure Schedule, there exists no condition or set of circumstances that could subject Cirronet or any Cirronet ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable Law (including, without limitation, any liability to or under any such plan or under any indemnity agreement to which Cirronet or any Cirronet ERISA Affiliate is a party), excluding liability for benefit claims and funding obligations, each payable in the ordinary course. Except as set forth in Schedule 3.10(f) of the Cirronet Disclosure Schedule no claim, action or litigation has been made, commenced or threatened by or against any Cirronet with respect to any Cirronet Benefit Plan other than routine claims for benefits.

(g) Except as disclosed in Section 3.10(g) of the Cirronet Disclosure Schedule, no Cirronet Benefit Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) provides benefits for any retired or former employees (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable state or local law that specifically mandates continued health coverage). A complete list of individuals who have elected or who are eligible to elect healthcare continuation coverage under COBRA is set forth on Schedule 3.10(g) of the Cirronet Disclosure Schedule.

(h) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or in conjunction with another event, including termination of employment) result in (i) any payment (whether of severance pay or otherwise) becoming due from Cirronet to any Cirronet Beneficiary or to the trustee under any “rabbi trust” or similar arrangement, or (ii) any benefit under any Cirronet Benefit Plan being established or increased, or becoming accelerated, vested or payable, except for the acceleration of vesting of the Cirronet 401(k) Plan as contemplated by Section 6.8(d).

(i) Neither Cirronet nor any entity that was at any time during the six-year period ending on the date of this Agreement a Cirronet ERISA Affiliate has ever sponsored maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any plan or program that is or was

(i) a multiemployer pension plan (as defined in Section 3(37) of ERISA);

(ii) subject to the funding standards of Section 412 of the Code or Section 302 or ERISA;

(iii) subject to Title IV of ERISA;

(iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA;

(v) subject to the funding limitations of Section 419 or 419A of the Code; or

(vi) a voluntary employee’s beneficiary association under Section 501(c)(9) of the Code.

(j) Any of the Cirronet Benefit Plans that is not terminated prior to the Effective Time may be terminated at any time by Parent or the Merger Subsidiary in its sole discretion and without penalty or any additional required funding.

(k) Section 3.10(k) of the Cirronet Disclosure Schedule sets forth for each employee of Cirronet as of the execution date of this Agreement, (i) the accrued vacation time and other personal leave allowance of such employee as of the execution date of this Agreement and (ii) the estimated accrued vacation time or personal leave allowance as of the Closing Date (assuming the Closing Date occurs as of September 15, 2006.)

Section 3.11. Labor Matters.

Except as set forth in Section 3.11 of the Cirronet Disclosure Schedule:

(a) Cirronet is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours including, without limitation, any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

(b) there is no unfair labor practice charge or complaint against Cirronet pending or, to the Knowledge of Cirronet, threatened before the National Labor Relations Board or any other comparable authority;

(c) Cirronet is not a party to any collective bargaining agreements;

(d) there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Cirronet, threatened against Cirronet relating to employment, employment practices, terms and conditions of employment or wages and hours;

(e) there are no pending or, to the Knowledge of Cirronet, threatened, strikes, lockouts or other work stoppages involving any Persons employed by Cirronet; and

(f) there are no representation petitions or other similar petitions or requests for representation pending or, to the Knowledge of Cirronet, threatened, before the National Labor Relations Board or other Government Authority in connection with any Persons employed by Cirronet.

Section 3.12. Tax Matters.

(a) Except as set forth in Section 3.12 of the Cirronet Disclosure Schedule:

(i) Cirronet has timely filed or caused to be filed all Tax Returns required to have been filed by or for it, all information set forth in such Tax Returns is correct and complete in all material respects, and no claim has been made by a taxing authority in a jurisdiction in which Cirronet does not file Tax Returns that Cirronet is required to file Tax Returns in such jurisdiction, and, to Cirronet’s Knowledge, no taxing authority has made or could reasonably make such claim with respect to any material Tax Return (which shall include without limitation any Tax Return that, if filed, would reflect tax liability of $2,000 or more);

(ii) Cirronet has paid all Taxes due and payable by it whether or not shown on any Tax Return. Cirronet has not been a member of an affiliated group filing a consolidated federal income Tax Return and Cirronet has no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 as a transferee or successor, by contract, or otherwise;

(iii) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of Cirronet’s assets and there are no unpaid Taxes due and payable by Cirronet or by any other Person that could become a Lien on any asset or property of Cirronet, or otherwise have, individually or in the aggregate, a Material Adverse Effect on Cirronet;

(iv) Cirronet is in material compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable Tax information reporting and Tax withholding requirements;

(v) Cirronet has collected or withheld all amounts required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due;

(vi) the Cirronet Financial Statements fully and properly reflect, as of their dates, the liabilities of Cirronet for all Taxes for all periods ending on or before such dates, and the books and records of Cirronet fully and properly reflect all liabilities for Taxes for all periods after December 31, 2005. Cirronet has no material liability for any unpaid Taxes (whether or not shown to be due on any Tax Return) that has not been accrued for or reserved on the Cirronet Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Cirronet Financial Statements in connection with Cirronet’s operation in the ordinary course of business;

(vii) Cirronet has not granted (nor is subject to) any waiver currently in effect of the period of limitations for the assessment of Tax and no unpaid Tax deficiency has been asserted against or with respect to Cirronet by any taxing authority. No federal, state, local , or foreign tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Cirronet. Cirronet has not received from any federal, state, local or foreign taxing authority (including jurisdictions where Cirronet has not filed any Tax Returns) any (i) notice indicating an intent to open an audit or other review or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against Cirronet;

(viii) Cirronet is not the beneficiary of any currently-effective extension of time within which to file any Tax Return;

(ix) other than ordinary course book-tax differences that occur at year end, Cirronet will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) installment sale or open transaction disposition made on or prior to the Closing Date; or (C) prepaid amount received on or prior to the Closing Date;

(x) Cirronet is not a party to, or obligated under, any Contract providing for the payment of any amount that would be an “excess parachute payment” under Section 280G of the Code or any corresponding provision of any state or local Tax law;

(xi) Cirronet has not distributed to its shareholders or other security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies;

(xii) Cirronet is not, nor has it been at any time within the last five years been, a “United States real property holding corporation” for purposes of Section 897 of the Code; and

(xiii) Cirronet has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Cirronet filed or received since January 1, 2003.

(b) Section 3.12 of the Cirronet Disclosure Schedule describes all material Tax elections, consents and agreements made by or affecting Cirronet currently in effect, lists all material types of Taxes paid and Tax Returns filed by or on behalf of Cirronet, expressly indicates each Tax with respect to which it is or has been included in a consolidated, unitary or combined return, and describes the status of all examinations, administrative or judicial proceedings, and litigation with respect to any Taxes of Cirronet.

Section 3.13. Compliance with Law.

Cirronet holds, and is and has been in compliance with, all Permits necessary for the lawful conduct of its business, except for failures to hold or comply with such Permits that would not, individually or in the aggregate, have a Material Adverse Effect. The business of Cirronet is not being and has not been conducted in violation of any Law, ordinance or regulation of any Governmental Authority except for violations or possible violations which do not have, and, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cirronet. No investigation or review by any Governmental Authority with respect to Cirronet is pending or, to the Knowledge of Cirronet, threatened, nor, to the Knowledge of Cirronet, has any Governmental Authority indicated an intention to conduct the same.

Section 3.14. Transactions With Affiliates.

Except for matters contemplated by this Agreement or as set forth in Section 3.14 of the Cirronet Disclosure Schedule, since December 31, 2005, Cirronet has not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course as a director, officer or employee of Cirronet) (a) any holder of 5% or more of the voting securities of Cirronet, (b) any director, officer or employee of Cirronet, (c) any Person that directly or indirectly controls, is controlled by or is under common control with Cirronet, (d) any member of the immediate family of any of such Persons (each, a “Cirronet Affiliate”), or otherwise engaged in a “director’s conflicting interest transaction” or an “officer’s conflicting interest transaction” that would fall within the scope of Part 6 of Article 8 of the GBCC. Except as set forth in Section 3.14 of the Cirronet Disclosure Schedule, the Cirronet Contracts do not include any obligation or commitment between Cirronet on the one hand and any Cirronet Affiliate on the other hand, and the assets of Cirronet do not include any receivable or other obligation or commitment from a Cirronet Affiliate to Cirronet, and no Cirronet Affiliate has any interest in any material property, real or personal, tangible or intangible, including, without limitation, any Cirronet Intellectual Property, used in or pertaining to the business of Cirronet, except for the ordinary rights of a shareholder. The liabilities reflected on the Cirronet Financial Statements do not include any obligation or commitment to any Cirronet Affiliate.

Section 3.15. Fees and Expenses of Brokers and Others.

Cirronet has not retained any broker, finder or investment banker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

Section 3.16. Absence of Undisclosed Liabilities.

Except as set forth in Section 3.16 of the Cirronet Disclosure Schedule, there are no liabilities required to be relected in Cirronet’s balance sheet in accordance with GAAP as of July 31, 2006 except liabilities that (a) are adequately accrued or reserved against in the balance sheet of Cirronet as of July 31, 2006, or (b) were incurred after July 31, 2006, in the ordinary course of business and consistent with past practices.

Section 3.17. Environmental Laws and Regulations.

(a) Cirronet is and always has been in compliance with all applicable Laws (including common law) and regulations relating to or imposing liability or standards of conduct concerning any Hazardous Activity, Hazardous Materials, pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), which compliance includes, but is not limited to, the possession by Cirronet of all Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

(b) Since December 31, 2000, Cirronet has not received written notice of, or, to the Knowledge of Cirronet, is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person or Governmental Authority alleging liability, non-compliance, or responsibility for Cleanup under any Environmental Law (an “Environmental Claim”).

(c) Cirronet has not shipped off-site, used, stored, treated, transported, manufactured, refined, handled, produced, released or disposed of any Hazardous Materials on, under, at, from or in any way affecting any of Cirronet’s properties or assets in any manner which constituted or constitutes a violation of any applicable Environmental Law or would be reasonably likely to result in an Environmental Claim, and (ii) no other Person has shipped off-site, used, stored, treated, transported, manufactured, refined, handled, produced, released or disposed of any Hazardous Materials on, under, at, from or in any way affecting any such property or asset in any manner which constituted or constitutes a violation of any applicable Environmental Law or would be reasonably likely to result in an Environmental Claim.

(d) To the Knowledge of Cirronet, there are no facts, actions, activities, circumstances, conditions, occurrences, events, liabilities, or incidents, including any Release, threatened Release, generation, use, treatment, storage, disposal, arranging for disposal, transportation, or the presence of Hazardous Materials, that are likely to (i) result in noncompliance with or liability under any Environmental Law, (ii) prevent or interfere with the operation of Cirronet’s business as it is currently being conducted, in compliance with all applicable Environmental Laws, (iii) affect the assets, business or financial conditions of Cirronet, or (iv) adversely impact or affect the use of any real property owned, operated, or leased by Cirronet.

(e) There are no Environmental Claims that are pending or, to the Knowledge of Cirronet, threatened, against Cirronet or, to the Knowledge of Cirronet, against any Person whose liability for any Environmental Claim Cirronet has or may have retained or assumed either contractually or by operation of law.

Section 3.18. Intellectual Property.

(a) Except as set forth in Section 3.18 of the Cirronet Disclosure Schedule, Cirronet owns, has either good title to or valid and enforceable rights under license or contract, or by operation of law, to use, free and clear of all Liens, all (i) issued patents, patent rights and patent applications, patentable inventions and industrial designs (patent applications include without limitation any provisionals, continuations, continuations-in-part, divisionals, renewals, reissues, and applications for any of the foregoing) (collectively, “Patents”), (ii) trademarks, service marks, trade names, trade dress, Internet domain names, designs, logos, slogans, tag lines and general intangibles of like nature, together with all goodwill, registrations and applications for registration related to the foregoing (collectively, “Trademarks”), (iii) copyrights in all published and unpublished works (including any registrations and applications for registration therefor), including without limitation any written materials useful for design (e.g., logic manuals, flow charts, principles of operation, etc.), and machine readable text or graphic files subject to display or printout (collectively, “Copyrights”), (iv) computer programs, software, object codes, source codes, source listings, operating systems and specifications, data, documentation, manuals, or developments (collectively, “Software”), (v) “mask works” (as defined under 17 U.S.C. § 901) and any registrations and applications for registrations for “mask works” (collectively, “Mask Works”), and (vi) technology, trade secrets and other confidential information, inventions, discoveries, flow charts, diagrams, information, know-how, proprietary processes, designs, formulae, algorithms, models, and methodologies (collectively, “Trade Secrets”), used by Cirronet or necessary for the conduct of the business of Cirronet as currently or proposed to be conducted (collectively, the “Cirronet Intellectual Property”).

(b) Section 3.18 of the Cirronet Disclosure Schedule sets forth a complete and accurate list (or description) (including all application and registration numbers applicable thereto), as of the date hereof of (i) all United States and foreign (A) Patents, (B) Trademarks, (C) registered Copyrights, and (D) Mask Works, and (ii) all other material Cirronet Intellectual Property, in each case owned by Cirronet.

(c) All maintenance and renewal fees applicable to the material Cirronet Intellectual Property that were due and payable to the applicable Governmental Authority on or prior to the date hereof have been paid, and all other necessary actions to maintain the Cirronet Intellectual Property have been taken through the date hereof. Section 3.18 of the Cirronet Disclosure Schedule sets forth a complete and accurate list of all actions that must be taken by the Parent within ninety (90) days after the date hereof relating to the payment of any fees or the filing of any documents necessary to maintain, perfect, or renew any Cirronet Intellectual Property.

(d) Section 3.18 of the Cirronet Disclosure Schedule sets forth a complete and accurate list of all Contracts (whether oral or written) (A) granting or obtaining any right to use or practice any rights under any Cirronet Intellectual Property, or (B) restricting Cirronet’s rights to use any Cirronet Intellectual Property, including license agreements, consulting and professional services agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, and including any amendments thereto, the “Cirronet License Agreements”). The Cirronet License Agreements are (i) valid and binding obligations of Cirronet as the case may be, and, to the Knowledge of Cirronet, each of the other parties thereto and (ii) enforceable in accordance with their terms, except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (B) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. There exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by Cirronet or, to the Knowledge of Cirronet, any party under any such Cirronet License Agreement. Cirronet has not licensed or sublicensed, nor has any third party acquired, rights in any material Cirronet Intellectual Property other than pursuant to the Cirronet License Agreements. True and complete copies of all Cirronet License Agreements have been identified and provided to Parent.

(e) No royalties, honoraria or other fees are payable by Cirronet to any third parties for the use of or right to use any Cirronet Intellectual Property except (i) pursuant to the Cirronet License Agreements identified in Section 3.18 of the Cirronet Disclosure Schedule and (ii) customary software licensing fees paid in the ordinary course.

(f) Except as set forth in Section 3.18 of the Cirronet Disclosure Schedule:

(i) Cirronet is listed in the records of the appropriate United States, state or foreign registry as the sole and current owner of record for each application and registration listed in Section 3.18 of the Cirronet Disclosure Schedule;

(ii) Each Patent listed in Section 3.18 of the Cirronet Disclosure Schedule is valid and enforceable. Cirronet has complied with its duty of disclosure and candor to the U.S. Patent and Trademark Office and the counter-part foreign patent office regarding each of such Patents;

(iii) None of the Software listed in Section 3.18 of the Cirronet Disclosure Schedule includes any software considered free ware, share ware or open source software or is subject to license under any version of the GNU/General Public License or other open source software license that places restrictions on its reuse, redistribution or disclosure and Cirronet has sufficient documentation and other information relating to such Software as is necessary for Cirronet to use such Software for the purposes for which it is intended;

(iv) None of the domain names used by Cirronet infringes or conflicts with any Trademarks or other rights of any third party. Cirronet has not obtained any right or interest to any such domain names in violation of any law, including the Anticybersquatting Consumer Protection Act;

(v) Each registered Copyright and Trademark owned and currently used by Cirronet and, to the Knowledge of Cirronet, each registered Copyright and Trademark not owned but currently used by Cirronet, is in full force and effect, and has not been canceled, expired, or abandoned, and is valid and enforceable. Each unregistered Copyright and Trademark owned by Cirronet and currently used by Cirronet, and each unregistered Copyright and Trademark not owned but currently used by Cirronet, has been in use, and has not been abandoned, by Cirronet;

(vi) Except as set forth in Section 3.18(f) of the Disclosure Schedule, there has never been any governmental inquiry, claim, suit, arbitration or other adversarial proceeding before any Governmental Authority or otherwise in any jurisdiction, nor, to the Knowledge of Cirronet, is there threatened or any valid basis for any such governmental inquiry, claim, suit, arbitration or other adversarial proceeding, (A) involving the Cirronet Intellectual Property owned by Cirronet or the Cirronet Intellectual Property licensed to Cirronet, or (B) alleging that the activities or the conduct of Cirronet’s business or any of the Cirronet Intellectual Property does or will infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party, or challenging the ownership, use, validity, enforceability or registrability of any Cirronet Intellectual Property. There are no settlements, forbearances to sue, consents, judgments, orders or similar obligations other than the Cirronet License Agreements to which Cirronet is subject or a party or the existence of which Cirronet is otherwise aware which (1) restrict Cirronet’s rights to use any Cirronet Intellectual Property, (2) restrict Cirronet’s business in order to accommodate a third party’s intellectual property rights, or (3) permit any third party to use any Cirronet Intellectual Property;

(vii) Except as set forth in Section 3.18(f) of the Disclosure Schedule, to the Knowledge of Cirronet, neither the conduct of Cirronet’s businesses as currently conducted or planned to be conducted nor any of the Cirronet Intellectual Property infringes (either directly or indirectly, such as through contributory infringement or inducement to infringe) or conflicts with, and Cirronet has not received any notice of alleged or actual infringement of, any license, Patent, Trademark, Copyright, Mask Works or other intellectual property rights owned or controlled by any third party claiming protection of such intellectual property rights under laws of the United States or, to the Knowledge of Cirronet, under the laws of any jurisdiction outside of the United States. To the Knowledge of Cirronet, no third party is misappropriating, infringing, diluting or violating any Cirronet Intellectual Property, and no claim, suit, arbitration or other adversarial proceeding alleging any such misappropriation, infringement, dilution or violation has ever been brought against any third party by Cirronet nor has Cirronet ever threatened any such claim against any third party;

(viii) With respect to AeroComm, Inc. (“AeroComm”):

(A) Cirronet has not entered into or breached any agreement relating to the intellectual property of AeroComm. Specifically, Cirronet has no Knowledge of any breach of any such agreement by either Sonic Industries, Inc. (“Sonic”) and/or Order-Matic Corporation (“OMC”).

(B) Cirronet has no Knowledge of any conduct on its part or the part of any of its Affiliates that would constitute any infringement and/or misappropriation of any intellectual property right of AeroComm.

(C) Cirronet has not agreed to indemnify, defend or otherwise hold harmless any party (other than any right to indemnification of its directors, officers, employees and agents that may arise under the indemnification provisions of Cirronet’s articles of incorporation, bylaws or the GBCC) with respect to the AeroComm litigation matter.

(ix) Cirronet takes reasonable measures to protect the confidentiality of its Trade Secrets. To the Knowledge of Cirronet, no material Trade Secrets have been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that fully protects the proprietary interests of Cirronet to such Trade Secrets. To the Knowledge of Cirronet, no party to any non-disclosure agreement relating to Cirronet’s Trade Secrets is in breach or default thereof;

(x) No current or former partner, director, officer, or employee of Cirronet, or any of their respective affiliates (other than Cirronet), has any ownership, royalty or other right to or interest in any of the Cirronet Intellectual Property, or in the event any such right or interest has existed, each such Person owning such right or having such interest has, or will have, after giving effect to each of the transactions contemplated herein, irrevocably released or assigned to Cirronet all such rights or interests. Any Cirronet Intellectual Property that has been created by an independent contractor or other third party for Cirronet is the subject of a proper written assignment or work made for hire agreement indicating that Cirronet is the owner of such intellectual property and the rights thereof. Cirronet has written agreements with its past and present employees requiring such employees to assign all such intellectual property rights to Cirronet as necessary to protect Cirronet’s ownership interest in all of the Cirronet Intellectual Property developed using Cirronet’s resources or on Cirronet’s time. All such agreements with any contractor or other third party or past or present employee accord and convey to Cirronet full, effective, exclusive and original ownership of all tangible and intangible property thereby arising; and

(xi) The consummation of the transactions contemplated hereby will not conflict with, alter or impair any rights in respect of any of the Cirronet Intellectual Property, and will not result in the loss or impairment of Cirronet’s rights to own or use any of the Cirronet Intellectual Property, nor will it require the consent of any Governmental Authority or third party in respect of any such Cirronet Intellectual Property.

Section 3.19. Insurance.

All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Cirronet are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of Cirronet and its properties and assets, and are in character and amount at least equivalent to that customarily are carried by other Persons engaged in similar businesses and subject to the same or similar perils or hazards. Cirronet has maintained such policies on a continuous basis since December 31, 2000. Except as disclosed in Section 3.19 of the Cirronet Disclosure Schedule, with respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable and in full force and effect; (b) neither Cirronet nor, to the Knowledge of Cirronet, any other party to the policy, is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy; and (c) no party to such policy has repudiated any provision thereof.

Section 3.20. State Takeover Statutes.

Cirronet has taken all necessary actions to exempt the transactions contemplated by this Agreement from, or, if necessary, to challenge the validity, enforceability or applicability of, Part 2 and Part 3 of Article 11 of the GBCC, and accordingly, such provisions will not apply to the Merger or any of such transactions. No other “control share acquisition,” “fair price,” “investor protection” or other anti-takeover Laws or regulations enacted under state or federal Laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

Section 3.21. Minute Books.

The minute books of Cirronet contain accurate and complete records of all corporate action taken by, the shareholders, board of directors and committees of the board of directors of Cirronet that is currently relevant to Cirronet or the transactions contemplated hereby, and no meeting of any such shareholders, board of directors or committees have been held since December 31, 2000, for which minutes have not been prepared and are not contained in such minute books. No Person has asserted a claim against Cirronet with respect to any action taken, or not taken, by Cirronet or their officers or directors based on a theory that such action or inaction was not properly authorized by either the Board of Directors or the shareholders of Cirronet.

Section 3.22. Books and Records.

The books of account, stock record books and other records of Cirronet are complete and correct in all material respects and have been maintained in accordance with sound business practices.

Section 3.23. Accounts.

Section 3.23 of the Cirronet Disclosure Schedule contains a complete and accurate list of all Accounts and accounts payable as of July 31, 2006, which list sets forth the aging of such Accounts. The Accounts all have arisen from bona fide transactions in the ordinary course of business, and except as set forth in Section 3.23 of the Cirronet Disclosure Schedule, there are no offsets or credits that may be applied against the Accounts. All accounts payable of Cirronet have arisen from bona fide transactions in the ordinary course of business and are required to be paid in accordance with normal trade practice. All accounts receivable of Cirronet have arisen from bona fide transactions in the ordinary course of business, are subject to adequate reserves and are collectible not later than August 31, 2007. Except as set forth in Section 3.23 of the Cirronet Disclosure Schedule, none of the accounts receivable are in dispute or subject to any reduction or counterclaim.

Section 3.24. Material Contracts.

(a) Section 3.24 of the Cirronet Disclosure Schedule contains a true, correct and complete list of all Contracts (and all amendments, modifications and supplements thereto and all side letters affecting the obligations of any party thereunder) to which Cirronet is a party or by which any of the properties or assets of Cirronet are bound that are in effect and are material to the business, properties or assets of Cirronet, including, without limitation, all material: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute, or indemnification contracts (including, without limitation, Contracts to which Cirronet is a party involving employees of Cirronet); (ii) licensing, publishing, merchandising or distribution agreements; (iii) Contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise; (vi) Contracts or agreements with any Governmental Authority; (vii) Contracts relating to the purchase of goods, equipment or services used in support of the business or operations of Cirronet of amounts in excess of Ten Thousand Dollars ($10,000) per year or having a duration in excess of one year; (viii) customer Contracts; (ix) Contracts which contain covenants pursuant to which Cirronet has agreed not to compete with any Person or any Person has agreed not to compete with Cirronet; (x) Contracts upon which any substantial part of the business of Cirronet is dependent or which, if breached, could reasonably be expected to have a Material Adverse Effect on Cirronet; (xi) Contracts with independent contractors, consultants, advisors or other service providers; (xii) financing or loan Contracts; (xiii) shareholders’ or investor rights agreements and any Contracts providing for put or call rights, registration rights, voting rights, tag-along rights, preemptive rights, first refusal or first offer rights; (xiv) Contracts, other than those in (i)-(xiii) above, that are material to the business of Cirronet; and (xv) all commitments and agreements to enter into any of the foregoing (collectively, the “Cirronet Contracts”). Except as set forth in Section 3.24 of the Cirronet Disclosure Schedule, Cirronet is not a party to or bound by any consulting, severance, golden parachute, indemnification or other agreement with any employee or consultant pursuant to which such Person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby and Cirronet is not obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” (as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future).

(b) Except as set forth in Section 3.24 of the Cirronet Disclosure Schedule, each of the Cirronet Contracts is valid, binding, in full force and effect and enforceable in accordance with its terms, and true and correct copies thereof have been delivered to Parent (other than with respect to distributor and reseller agreements, as to which Cirronet has provided to Parent representative samples (see Section 3.24(f))), and there is no default under any Cirronet Contract so listed either by Cirronet or, to the Knowledge of Cirronet, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Cirronet or, to the Knowledge of Cirronet, any other party.

(c) Except as set forth in Section 3.24 of the Cirronet Disclosure Schedule, no party to any such Cirronet Contract has given notice to Cirronet of, threatened to make, or made a claim against Cirronet with respect to any breach or default thereunder.

(d) Except as set forth in Section 3.24 of the Cirronet Disclosure Schedule, the execution and delivery of this Agreement by Cirronet does not, and the consummation of the transactions contemplated by this Agreement will not, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require the consent or waiver under, any of the material terms, conditions or provisions of the Cirronet Contracts identified in Schedule 3.24 of the Cirronet Disclosure Schedule.

(e) All verbal Contracts with Cirronet employees that are currently in effect will either be (i) fully discharged by Cirronet at or before Closing or (ii) properly accrued for as a liability in the Closing Financial Statements.

(f) All distributor agreements between Cirronet and its distributors conform in all material respects to the form of distributor agreement heretofore provided to Parent by Cirronet. All reseller agreements between Cirronet and its resellers conform in all material respects to the form of reseller agreement heretofore provided to Parent by Cirronet.

Section 3.25. Real Property.

(a) All of the real property owned or leased by Cirronet (the “Real Property”) is set forth in Section 3.25 of the Cirronet Disclosure Schedule. All leases pursuant to which Cirronet, as lessee, leases real property are valid and binding and fully enforceable in accordance with their terms. Neither Cirronet nor, to the knowledge of Cirronet, any other party thereto, is in default thereunder, nor is there any condition or event that with the passage of time or the giving of notice has the potential to ripen into a default thereunder. Cirronet has complied in all material respects with the terms of all such leases to which it is a party and under which it is in occupancy. There are (i) no Persons other than Cirronet in possession of the Real Property, (ii) except as set forth in the lease for Cirronet’s executive offices in Duluth, Georgia, no leases, subleases, licenses, easements or other agreements granting to any Person other than Cirronet any right to the possession, use, occupancy or enjoyment of the Real Property, or any portion thereof, or any right or option to purchase or lease the Real Property, or any portion thereof, and (iii) no pending or threatened condemnation proceedings, lawsuits or administrative actions, relating to any of the Real Property or other matters adversely affecting its ownership, use, occupancy or value, except as set forth in Section 3.25 of the Cirronet Disclosure Schedule.

(b) The only interest in Real Property owned by Cirronet is its leasehold interests in two office facilities in the metro Atlanta area. Cirronet does not own a fee interest in any Real Property.

Section 3.26. Warranties.

Except as set forth in Section 3.26 of the Cirronet Disclosure Schedule, Cirronet does not have any unexpired express product warranties with respect to any products that it produces, publishes, processes or sells or that it has heretofore produced, published, processed or sold in connection with the business of Cirronet that expire more than 18 months after the date of product sale. There are no unresolved claims (actual or threatened) based on any product warranty of which Cirronet has received notice.

Section 3.27. Certain Business Practices.

None of Cirronet or any of its directors, officers, agents or employees has (a) used any funds for unlawful contribution, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

Section 3.28. Vote Required.

The affirmative vote of the holders of a majority of the outstanding shares of Cirronet Common Stock is the only vote of the holders of any class or series of Cirronet’s capital stock necessary to approve and adopt the Merger. Cirronet has taken or will take all action necessary to conduct a meeting of its shareholders so that the holders of Cirronet capital stock may approve and adopt this Agreement and the Merger in accordance with the applicable provisions of this Agreement, the GBCC, the articles of incorporation and bylaws of Cirronet and any other applicable governing instruments.

Section 3.29. Indebtedness.

As of the date hereof, Cirronet (a) does not owe any wages other than those owed for a standard pay period whose pay date not yet occurred, (b) does not have any indebtedness for money borrowed other than borrowing under its bank credit facilities with RBC Centura and (c) has not guaranteed any such indebtedness of another Person.

Section 3.30. Bank Accounts.

The checking accounts, savings accounts, custodial accounts, certificates of deposit, safe deposit boxes, money market accounts, brokerage accounts and other bank accounts listed on Section 3.30 of the Cirronet Disclosure Schedule are all of the checking accounts, savings accounts, custodial accounts, certificates of deposit, safe deposit boxes, money market accounts, brokerage accounts and other bank accounts of any type maintained by Cirronet.

Section 3.31. Full Disclosure.

(a) No representation or warranty made by Cirronet contained in this Agreement and no statement contained in any agreement, certificate or schedule furnished or to be furnished by Cirronet to Parent in, or pursuant to the provisions of, this Agreement, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

(b) To the Knowledge of Cirronet, there are no facts that might reasonably be expected to have a Material Adverse Effect on Cirronet that have not been set forth in this Agreement, the exhibits hereto or the Cirronet Disclosure Schedule.

Section 3.32. Shareholders’ Representative.

Upon execution and delivery of the Letter of Transmittal by each Cirronet Shareholder, Shareholders’ Representative will have been duly appointed by Cirronet and the Cirronet Shareholders and will have been authorized to act on behalf of the Cirronet Shareholders in connection with the transactions contemplated herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Escept as specifically set forth in the disclosure schedule of Parent and Merger Sub attached hereto (the “Parent Disclosure Schedule”), Parent and Merger Subsidiary represent and warrant to Cirronet, jointly and severally, as follows:

Section 4.1. Organization and Authority of the Parent.

Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary is duly organized, validly existing and in compliance with the applicable filing and annual registration provisions under the laws of the State of Georgia. Each of Parent and Merger Subsidiary has full corporate power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of Parent and Merger Subsidiary is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on Parent or Merger Subsidiary, as the case may be. The copies of the certificate and articles of incorporation and bylaws of each of Parent and Merger Subsidiary, respectively, which have been delivered to Cirronet, are complete and correct and in full force and effect on the date hereof, and no amendment or other modification has been filed, recorded or is pending or contemplated thereto.

Section 4.2. Capitalization.

Parent’s authorized equity capitalization consists of 20,000,000 shares of common stock, $.001 par value per share (“Parent Common Stock”) and 5,000,000 shares of preferred stock, $.001 par value per share (“Parent Preferred Stock”). As of the close of business on the date hereof,

8,094,176 shares of Parent Common Stock were issued and outstanding. Except as disclosed or reflected in Parent’s SEC filings, Parent or a Parent Subsidiary owns all of the capital securities of each Parent Subsidiary, which capital securities are validly issued, fully paid and non-assessable, and no shares of the capital securities of Parent or any of its Subsidiaries are subject to preemptive rights or any other similar rights of the shareholders of Parent or any such Subsidiary. Apart from (i) certain “poison pill” rights to acquire Parent Preferred Stock (ii) options and restricted stock units issued under Parent’s equity incentive plans or described in the footnotes to Parent’s financial statements filed with the SEC after August 31, 2005, and (iii) a warrant to purchase 30,000 shares of Parent Common Stock held by Parent’s secured lender, such shares of Parent Common Stock constituted all of the issued and outstanding shares of capital stock of Parent as of May 31, 2006, and, as of May 31, 2006, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Parent or any of its Subsidiaries, or arrangements by which Parent or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of Parent or any of its Subsidiaries. Merger Subsidiary’s authorized equity capitalization consists of 1,000 shares of Merger Subsidiary common stock, $.001 par value per share (the “Merger Subsidiary Common Stock”). As of the close of business on the date hereof, 1,000 shares of Merger Subsidiary Common Stock were issued and outstanding. Such shares of Merger Subsidiary Common Stock constituted all of the issued and outstanding shares of capital stock of Merger Subsidiary as of such date. All issued and outstanding shares of Parent Common Stock and Merger Subsidiary Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights. As of August 23, 2006, there were 108,050 restricted stock units providing for the issuance of Parent Common Stock and options to purchase an aggregate of 2,032,742 shares of Parent Common Stock outstanding.

Section 4.3. Authority Relative to this Agreement.

The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Parent and Merger Subsidiary, including, without limitation, the Parent Promissory Note, the Registration Rights Agreement, and the Earnout Agreement (collectively, the “Agreement Documents”), are within the corporate power and authority of Parent and Merger Subsidiary. The execution and delivery of each of the Agreement Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Subsidiary and no other corporate proceeding on the part of Parent or Merger Subsidiary is necessary to authorize such Agreement Documents or to consummate the transactions contemplated therein. Each of the Agreement Documents and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Parent and Merger Subsidiary, as applicable, and (assuming the due authorization, execution and delivery hereof and thereof by Cirronet) constitute or will constitute valid, legal and binding agreements of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with their respective terms. The Parent Promissory Note, when issued and delivered in accordance with the terms and for the consideration expressed herein, shall be a valid and binding obligation of Parent, enforceable in accordance with its terms; the Stock Consideration, when issued and delivered in accordance with the terms and for the consideration expressed herein, shall constitute validly issued, fully paid and non-assessable shares of Parent Common Stock; and the Parent Common Stock to be issued upon exercise of the Cirronet Options, when issued and delivered in accordance with the terms and for the consideration expressed in the Cirronet Options (as modified by the terms of this Agreement), shall be validly issued, fully paid and non-assessable.

Section 4.4. Consents and Approvals; No Violations.

Except for the filing of the Certificate of Merger with the Secretary of State of the State of Georgia as required by the GBCC and any filings required by applicable federal and state securities laws, no filing or registration with, or notice to, and no Permit, authorization, consent or approval of, any public court, tribunal or administrative, governmental or regulatory body, agency or authority is necessary or required in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary or for the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Parent and Merger Subsidiary will (x) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Parent or Merger Subsidiary, (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any of their properties or assets may be bound or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Subsidiary or any of their properties or assets except, in the case of subsections (y) or (z) above, for violations, breaches or defaults that would not have a Material Adverse Effect on Parent or Merger Subsidiary and that will not prevent or delay the consummation of the transactions contemplated hereby.

Section 4.5. SEC Documents.

Parent has filed and furnished all required reports, schedules, forms, statements and other documents that Parent was required to file with or furnish to the SEC under the Securities Act or the Exchange Act since August 31, 2005 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein collectively referred to herein as the “Parent SEC Documents”). As of their respective dates (or if amended or superseded by a filing prior to the Effective Time, then on the date of such amending or superseding filing), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act or Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). Except as set forth in the Parent SEC Documents or as is disclosed in Section 4.5 of the Parent Disclosure Schedule, Parent has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business which, under GAAP, are not required to be reflected in the financial statements included in the Parent SEC Documents and which, individually or in the aggregate, are not material to the consolidated business or financial condition of Parent and its Subsidiaries taken as a whole. The Parent SEC Documents include, among other things, all disclosure of material developments required by Form 8-K, and except for the transaction contemplated by this Agreement, there is no material non-public information concerning the business, prospects, operations and prospects of the Parent and its subsidiaries taken as a whole that are not disclosed in the Parent SEC Documents.

Section 4.6. Fees and Expenses of Brokers and Others.

Neither Parent nor Merger Subsidiary has retained any broker, finder or investment banker (other than Southwest Securities, Inc.) or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

Section 4.7. Form S-3.

Parent is eligible to register the Stock Consideration for resale in a secondary offering by each Cirronet Shareholder on a registration statement on Form S-3 under the Securities Act.

Section 4.8. Registration Rights; Rights of Participation.

Except as described on Exhibit 7.1(j) hereto, (A) Parent has not granted or agreed to grant to any person or entity any rights (including “piggy-back” registration rights) to have any securities of Parent registered with the SEC or any other governmental authority which has not been satisfied in full prior or waived to the date hereof and (B) no person or entity, including, but not limited to, current or former shareholders of Parent, underwriters, brokers, agents or other third parties, has any right of first refusal, preemptive right, right of participation, anti-dilutive right or any similar right to participate in, or to receive securities or other assets of Parent solely as a result of the transactions contemplated by this Agreement or the other Agreement Documents.

Section 4.9. Exchange Act Registration; Listing.

As of the date of this Agreement, Parent Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the Nasdaq Global Market. Pursuant to SEC Release No. 34-54084, Parent Common Stock is expected to become registered pursuant to Section 12(b) of the Exchange Act after the date of this Agreement. Parent currently meets the continuing eligibility requirements for listing on the Nasdaq Global Market and has not received any notice from such market or the NASD that it does not satisfy such requirements or that such continued

listing is in any way threatened. Parent has taken no action designed to, or which, to the knowledge of Parent, would reasonably be expected to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act or delisting the Parent Common Stock from the Nasdaq Global Market.

Section 4.10. Sarbanes-Oxley Act; Internal Controls and Procedures.

Parent is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof. Parent maintains internal accounting controls, policies and procedures, and such books and records as are reasonably designed to provide reasonable assurance that (i) all transactions to which Parent or any Subsidiary is a party or by which its properties are bound are effected by a duly authorized employee or agent of Parent, supervised by and acting within the scope of the authority granted by Parent’s senior management; (ii) the recorded accounting of Parent’s consolidated assets is compared with existing assets at regular intervals; and (iii) all transactions to which Parent or any Company Subsidiary is a party, or by which its properties are bound, are recorded (and such records maintained) in accordance with all government requirements and as may be necessary or appropriate to ensure that the consolidated financial statements of Parent are prepared in accordance with GAAP.

Section 4.11. Full Disclosure.

(a) No representation or warranty made by Parent or Merger Sub contained in this Agreement and no statement contained in any agreement, certificate or schedule furnished or to be furnished by Parent or Merger Sub to Cirronet in, or pursuant to the provisions of, this Agreement, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

(b) To the Knowledge of Parent and Merger Sub, there are no facts that might reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub that have not been set forth in this Agreement, the exhibits hereto or the Parent Disclosure Schedule.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1. Conduct of Business of Cirronet.

During the period from the date of this Agreement to the Effective Time, unless Parent shall otherwise consent in writing and except as otherwise expressly contemplated or permitted by this Agreement, Cirronet will, to the extent permitted by this Agreement, operate its business solely in the ordinary course, consistent with past practice and in good faith with the goal of preserving intact its assets and current business organizations, keeping available the services of its current officers and employees, maintaining the Cirronet Contracts and preserving its relationships with customers, suppliers, creditors, brokers, agents and others with whom it has business dealings. In addition, from and after September 1, 2006, Cirronet will consult with Parent with respect to material management and operational decisions arising from and after September 1, 2006 through to first to occur of Closing or the termination of this Agreement; provided, however, that Parent’s right pursuant to this sentence is limited to that of providing input and recommendations as opposed to directing the affairs and activities of Cirronet. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, or as agreed to in writing by Parent, Cirronet agrees that:

(a) Other than the issuance of shares of Cirronet Common Stock upon the exercise of Cirronet Options, Cirronet shall not issue, sell or grant any shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof.

(b) Cirronet shall not (i) split, combine, subdivide or reclassify any shares of its capital stock or (ii) declare, set aside for payment or pay any dividend, or make any other distribution in respect of, any of its capital stock, or redeem or repurchase any of its capital stock or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of its capital stock, except for repurchases of unvested shares in connection with the termination of a relationship with any employee, consultant or director pursuant to stock option or purchase agreements in effect on the date hereof or approved by Parent.

(c) Cirronet shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

(d) Cirronet shall not adopt any amendments to its articles of incorporation or bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership.

(e) Cirronet shall not (i) incur any additional indebtedness for money borrowed or guarantee any such indebtedness of another Person, (ii) enter into any “keep well” or other agreement to maintain any financial condition of another Person, or (iii) enter into any arrangement having the economic effect of any of the foregoing.

(f) Cirronet shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, are material to Cirronet except in the ordinary course of business consistent with past practice.

(g) Except in the ordinary course of business, Cirronet shall not sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of any of the properties or assets of Cirronet that, individually or in the aggregate, are material to Cirronet.

(h) Except in the ordinary course of business, Cirronet shall not (i) enter into any Contract in excess of Ten Thousand Dollars ($10,000) individually or in the aggregate, other than orders with suppliers and contract manufacturers in the ordinary course, or (ii) modify, amend or transfer in any respect or terminate any Cirronet Contract or waive, release or assign any rights or claims thereunder other than in the ordinary course.

(i) Cirronet shall not (i) adopt or amend (except as may be required by Law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Cirronet Benefit Plan) for the benefit or welfare of any employee, officer, director or service provider or former employee, officer, director or service provider, (ii) increase the compensation or fringe benefits of any such individuals of Cirronet, (iii) except as provided in an existing Cirronet Benefit Plan, increase the compensation or fringe benefits of any such individuals or pay any benefit not required by any existing plan, arrangement or agreement, or (iv) enter into any Contract with any Cirronet Affiliate.

(j) Cirronet shall not make any change to its accounting methods, principles or practices, except as may be required by GAAP.

(k) Cirronet shall not create, incur or assume any Lien on any of its assets.

(l) Except for the full settlement (including dismissal with prejudice) of all claims against it relating to the AeroComm Litigation, Cirronet shall not settle any litigation or waive, assign or release any rights or claims except in either case (i) in the ordinary course of business and (ii) for any such settlement which (x) would not impose either restrictions on the conduct of the business of Cirronet or (y) for litigation items settled for money, involve in the aggregate in excess of Ten Thousand Dollars ($10,000) in cost to Cirronet. Cirronet shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business or in accordance with their terms.

(m) Cirronet shall not make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any material change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its latest federal income tax return, except as may be required by applicable Law.

(n) Cirronet shall not commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing Contracts.

(o) Cirronet shall not authorize, recommend, propose or announce an intention to take, or agree in writing or otherwise to take, or cause or assist any affiliate, director, officer, employee, agent, consultant or other third party in taking or otherwise agreeing to take, any of the actions described in Sections 5.1(a) through 5.1(n) or any action which would make any of the representations or warranties of Cirronet contained in this Agreement untrue or incorrect.

(p) Cirronet shall use commercially reasonable efforts to maintain in full force and effect all self-insurance or insurance, as the case may be, currently in effect.

Section 5.2 Conduct of Business of Parent.

During the period from the date of this Agreement to the Effective Time, unless Cirronet shall otherwise consent in writing and except as otherwise expressly contemplated or permitted by this Agreement, Parent and Merger Sub agree that:

(a) Except for the issuance of shares by Parent upon the exercise of stock options or warrants and grants or vesting of restricted stock units in the ordinary course of business, neither Parent nor Merger Sub shall issue, sell or grant any shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof.

(b) Neither Parent nor Merger Sub shall (i) split, combine, subdivide or reclassify any shares of its capital stock or (ii) declare, set aside for payment or pay any dividend, or make any other distribution in respect of, any of its capital stock, or redeem or repurchase any of its capital stock or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of its capital stock, except for repurchases of unvested shares in connection with the termination of a relationship with any employee, consultant or director pursuant to stock option or purchase agreements in effect on the date hereof or approved by Parent.

(c) Neither Parent nor Merger Sub shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (except in connection with acquisitions by other Parent Subsidiaries that are not material to Parent).

(d) Neither Parent nor Merger Sub shall adopt any amendments to its articles of incorporation or bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership.

(e) Neither Parent nor Merger Sub shall authorize, recommend, propose or announce an intention to take, or agree in writing or otherwise to take, or to have any affiliate, director, officer, employee, agent, consultant or other third party take or otherwise agree to take, any of the actions described in Sections 5.2(a) through 5.2(d) or any action which would make any of the representations or warranties of Parent or Merger Sub contained in this Agreement untrue or incorrect.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Cirronet Shareholders Meeting.

Cirronet shall take all action necessary, in accordance with the GBCC and its articles of incorporation and bylaws, to duly call, give notice of, convene and hold the Cirronet Shareholders Meeting as promptly as practicable following the date hereof and in any event not later than September 15, 2006 to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated by this Agreement as required by the GBCC and Cirronet’s articles and bylaws and as provided in this Section 6.1. Cirronet’s Board of Directors has fixed August 24, 2006 as the record date for determining the Cirronet Shareholders entitled to receive notice of and vote at the Cirronet Shareholders Meeting, and Cirronet’s Board of Directors shall not change such record date without the prior written approval of Parent. Cirronet will send all meeting notices and materials as may be required by applicable Law, including the PPM (provided that Parent makes timely delivery to Cirronet of the portions of the PPM to be provided by it), and all such notices and materials shall be in a form reasonably satisfactory to Parent. Cirronet’s Board of Directors shall unanimously recommend approval of the transactions contemplated by this Agreement and state such recommendation in the notice sent to the Cirronet Shareholders with respect to the Cirronet Shareholders Meeting. Unless this Agreement is previously terminated in accordance with Section 10.1, Cirronet shall submit this Agreement to its shareholders at the Cirronet Shareholders Meeting even if Cirronet’s Board of Directors determines at any time after the date hereof that it is no longer advisable. Cirronet shall not postpone or adjourn the Cirronet Shareholders Meeting or the vote by the Cirronet Shareholders upon this Agreement to another date without Parent’s prior written approval.

Section 6.2. Private Placement Memorandum.

As soon as is reasonably practicable following the date hereof, Cirronet and Parent shall each prepare the respective portions of the PPM for which they are responsible for distribution to the Cirronet Shareholders. Cirronet shall prepare meeting notices and other materials required by the GBCC in connection with conducting the Cirronet Shareholders Meeting, a summary of the plan of merger as required by the GBCC and its financial statements for calendar years 2003-2005 and at and for the seven-month period ending July 31, 2006, and Parent shall prepare the remainder thereof. Cirronet shall cooperate diligently with Parent in the preparation of the PPM, including providing such information in addition to the subject matter listed in the immediately preceding sentence as may be reasonably requested by Parent as necessary for inclusion in the PPM. Cirronet shall prepare the notice of shareholders meeting and any related documents necessary to vote upon the Merger required by applicable state law. Cirronet shall cause the information supplied by Cirronet contained in the PPM and in such notice and related documents (and as such information is amended or supplemented, if necessary), at the time the PPM is first distributed to such Cirronet Shareholders and at the Effective Time, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent shall cause the information supplied by Parent contained in the PPM (and as such information is amended or supplemented, if necessary), at the time the PPM is first distributed to such Cirronet Shareholders and at the Effective Time, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and Cirronet agree to promptly supplement, update and correct any information provided by it for use in the PPM if and to the extent that it is or shall have become incomplete, false or misleading. Parent shall have no obligation to supplement, update or correct the PPM after the expiration of the time period during which the Cirronet Shareholders are entitled to exercise dissenters’ rights under the GBCC.

Section 6.3. Voting Agreement.

To induce the Parent to execute this Agreement, each of the Cirronet Shareholders listed on Exhibit 6.3 have executed and delivered concurrently herewith a Voting Agreement, substantially in the form attached hereto as Exhibit 6.3 (the “Voting Agreement”), pursuant to which, as and to the extent set forth therein, each such Person has (a) granted proxies to Parent authorizing it to vote Cirronet Common Stock held by such shareholders in favor of the Merger and (b) granted options to Parent to purchase Cirronet Common Stock held by such shareholders or for which they hold a power-of-attorney allowing them to dispose of such stock, on the terms described therein.

Section 6.4. Access to Information.

Upon reasonable notice, Cirronet shall afford to the Representatives of Parent, reasonable access during normal business hours during the period from the date hereof to the Effective Time, to all of its personnel, properties, books, contracts, commitments and records, and during such period, Cirronet shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. Upon reasonable notice, Parent shall afford to the Representatives of Cirronet reasonable access, during normal business hours during the period from the date hereof to the Effective Time, to its personnel, records and information it may reasonably require to confirm Parent’s business plan and that the disclosures made to Cirronet and the Cirronet Shareholders and in the Parent SEC Documents and PPM do not contain a material misstatement or omission. Notwithstanding the foregoing provisions of this Section 6.4 or any other provision of this Agreement, Parent and Cirronet shall be entitled to impose commercially reasonable limitations and safeguards with respect to what access is provided to competitively sensitive information. Each of Cirronet and Parent agrees that it will not, and it will cause its respective Representatives not to, use any information obtained from the other pursuant to this Section 6.4 or otherwise for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Bilateral Non-Disclosure and Confidentiality Agreement dated April 10, 2006 (the “Confidentiality Agreement”) by and between Cirronet and Parent shall apply with respect to information furnished by Cirronet, Parent and their respective Representatives thereunder or hereunder and any other activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of the Confidentiality Agreement and that the provisions hereof shall supersede all provisions of the Confidentiality Agreement in the event of a conflict.

Section 6.5. Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this Section 6.5, each of Cirronet and Parent agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither Cirronet nor Parent shall be required to agree to any consent, approval or waiver that would require such party to take an action that would impair the value that such party reasonably attributes to the Merger and the transactions contemplated thereby. In connection with and without limiting the foregoing, Cirronet and its Board of Directors shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action reasonably necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

(b) Each party to this Agreement (each, a “Notifying Party”) shall give prompt notice to the other parties to this Agreement, of (i) any representation or warranty made by the Notifying Party contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by the Notifying Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by the Notifying Party under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

Section 6.6. Fees and Expenses.

The parties hereto agree that (a) Parent shall bear all fees and expenses, including, but not limited to, the fees and expenses of investment bankers, accountants and attorneys, incurred by Parent or Merger Subsidiary in connection with this Agreement, the Merger, and the transactions contemplated hereby and thereby and (b) Cirronet shall bear all fees and expenses, including, but not limited to, the fees and expenses of investment bankers, accountants and attorneys, incurred by Cirronet or the Cirronet Shareholders in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

Section 6.7. Public Announcements.

Parent and Cirronet will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior each party having had the opportunity to review and comment on such press release or public statement, except that each party may respond to questions from its shareholders and Parent may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice. After the transaction is announced, Cirronet may provide Cirronet Shareholders and Cirronet Optionholders notices and other materials related to the Cirronet Shareholders Meeting, the treatment of Cirronet Options in the Merger, the PPM, and the Letter of Transmittal, and Parent may make such disclosure as may be required by applicable Law, by the SEC, or by obligations pursuant to any listing agreement with the Nasdaq Global Market or any national securities exchange, without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon by Cirronet and Parent prior to the issuance thereof.

Section 6.8. Continued Employment; Post-Closing Compensation and Benefits.

(a) Schedule 6.8(a) of the Cirronet Disclosure Schedule lists, as of the date hereof, all of the individuals employed by Cirronet and their respective job titles, dates of hire, current compensation, scheduled or agreed-upon pay adjustments or bonuses, service credited for purposes of any Cirronet Benefit Plan, and whether active or inactive (the “Cirronet Employees”). Cirronet shall inform Parent of any changes to such list occurring prior to the Effective Time.

(b) At the Effective Time, each of the Cirronet Employees will become employed by Parent unless the employee resigns or otherwise declines employment by Parent. Any Cirronet Employee who is on an authorized leave of absence under Cirronet’s established policies shall not be required to resume active employment until the expiration of such leave. Except as provided in Section 6.8(c), nothing in this Agreement obligates Parent or the Surviving Corporation to continue to employ any Cirronet Employees after the Closing or in any way requires that any of the Cirronet Employees be considered otherwise than as employees-at-will who may be terminated at any time without cause or notice, except as otherwise provided by applicable Law. Parent may require any or all of the Cirronet Employees to enter into agreements acknowledging that they will subject to the Parent’s personnel policies from and after the Effective Time and acknowledging receipt of a copy of those policies. Nothing in this Agreement shall be construed to entitle any Cirronet Employee to severance or similar payments from Cirronet or under any Cirronet Benefit Plan.

(c) Subject only to the Closing, Parent has offered employment to the Senior Executives, and such persons have accepted such offers. In addition, each of the Senior Executives has executed and delivered a Letter of Transmittal, a Representative Appointment, a Lock-Up Agreement (Executive) substantially in the form of Exhibit 6.8(c)(a), and an

Agreement Relating to Sale of Business substantially in the form of Exhibit 7.8(c)(b) (“Agreement Relating to Sale of Business”). Parent shall offer employment to all other employees listed on Section 6.8(a) of the Cirronet Disclosure Schedules upon terms of employment no less favorable to each employee than those set forth on such schedule for such employee. With respect to all such agreements, such terms shall include Parent’s customary requirements for confidentiality, noncompetition, adherence to Parent’s personnel policies and termination for cause.

(d) Immediately prior to the Effective Time and subject to Section 6.08(f) and (g) hereof, Cirronet shall cause the Cirronet 401(k) Plan and any other qualified retirement plans maintained by it to be terminated effective prior to the Effective Time, shall notify affected employees of such termination and shall set aside sufficient funds to pay any unpaid contributions owed to such plan. All other Cirronet Benefit Plans in effect prior to the Effective Time shall remain in effect until at least December 31, 2006, except that Parent may terminate a Cirronet Benefit Plan at any time after the Effective Time if it provides a benefit or benefits equivalent or superior to those provided by the terminated Cirronet Benefit Plan.

(e) From and after the execution of this Agreement, Cirronet shall not increase or agree to increase benefits available to Cirronet Employees (whether by the adoption or amendment of plans or otherwise), take any action that would increase the cost or funding of any Cirronet Benefit Plan or, except as contemplated in Section 6.8(a), increase the compensation of any Cirronet Employee.

(f) Parent will provide the Cirronet Employees with salaries and wage levels that are within the salary and wage ranges established by Parent for similarly situated employees of Parent and its affiliates.

(g) Effective from and after the Effective Time, Parent shall provide Cirronet Employees hired by Parent pursuant to section 6.08(b) hereof benefits under plans and programs maintained for Parent employees that are at levels consistent with those provided to similarly situated employees of Parent or its affiliates. Without limiting the foregoing, each Cirronet Employee shall be eligible to participate in and enroll in Parent’s 401(k) Plan, to roll over any balance from the Cirronet 401(k) Plan to the Parent’s 401(k) Plan, beginning not later than the first payroll period commencing at least thirty (30) days after the Effective Time and will receive full credit for eligibility and vesting purposes for any years of service completed with Cirronet to the same extent such service was recognized under the corresponding plan of Cirronet immediately prior to the Effective Time. In addition, Parent shall file with the SEC, no later than ninety (90) days after the Effective Time, a registration statement on Form S-8 registering the exercise of any Cirronet Assumed Options assumed by Parent and any Cirronet Exchanged Options granted in exchange for former Cirronet Options pursuant to Section 1.5 (to the extent the exercise of such options is eligible to be registered using a Form S-8 registration statement).

(h) With regard to any other benefit plan or program now maintained or hereafter adopted by Parent, Cirronet Employees will receive credit for service on the same basis as other, similarly situated employees of Parent, subject, however to any requirements imposed by any insurance carriers or other third parties; provided, however, that nothing in this Agreement shall require Parent to credit for service with Cirronet under any long term disability plan of Parent or to grant benefit accrual service under a defined benefit plan to any Cirronet Employee.

(i) Parent shall treat each Cirronet Employee’s service with Cirronet as service with Parent in determining the number of vacation days or other leave allowance to which each Cirronet Employee is entitled under the policies of Parent and in determining eligibility or entitlement to any other fringe benefit or perquisite of employment to the extent based on seniority, subject to any limitations applied generally to Parent’s employees.

Section 6.9. Agreement to Defend.

In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond to the same.

Section 6.10. Amendment of Schedules.

Cirronet shall promptly (and, in any event, within a reasonable time prior to Closing) notify Parent of (a) any event that would render inaccurate in any material respect any representation or warranty of Cirronet, or (b) any change or addition that Cirronet proposes to make to any schedule to this Agreement. No notification made pursuant to this Section 6.10 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or to modify any of the schedules attached hereto unless Parent specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Parent of any condition set forth in this Agreement unless Parent specifically so agrees.

Section 6.11. Actions with Respect to Cirronet Benefit Plans.

Prior to the Effective Time, Cirronet shall, if and to the extent necessary or required by the terms of any Cirronet Benefit Plans, (a) provide notice, (b) obtain consents, (c) amend the terms and (d) take any and all other action necessary to give effect to the provisions of this Agreement.

Section 6.12. Director and Officer Resignations; Director and Officer Indemnification.

(a) On the Closing Date, Cirronet shall cause to be delivered to Parent duly executed resignations, effective as of the Effective Time, of each member of the Board of Directors of Cirronet and, to the extent requested by the Parent, each officer of Cirronet, and shall take such other action as is reasonably requested by Parent to accomplish the foregoing (“Director and Officer Resignations”). Failure to obtain such resignations, however, shall not excuse Parent and Merger Subsidiary from their obligation to consummate the Merger pursuant to Section 7.1(b).

(b) Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Cirronet in respect of acts or omissions occurring prior to the Effective Time to the extent provided under Cirronet’s articles of incorporation and bylaws.

Section 6.13. Other Actions.

Except as contemplated by this Agreement, none of Parent, Merger Subsidiary nor Cirronet shall take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect (except to the extent any representation or warranty is already qualified by materiality in which case it shall be true in all respects) or in any of the conditions to the Merger set forth in Article VII not being satisfied.

ARTICLE VII

CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

Section 7.1. Conditions Precedent to Obligations of Parent and Merger Subsidiary.

The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a) The representations and warranties of Cirronet contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in each case as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except (x) for changes permitted or contemplated by this Agreement or (y) where the failure or failures to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on Cirronet.

(b) Each of the covenants, agreements and obligations of Cirronet to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, and at the Closing, Cirronet shall have delivered to Parent a certificate to that effect dated the Closing Date and executed on behalf of Cirronet by and executive officer.

(c) Parent shall have received the opinion of Rogers & Hardin LLP, counsel to Cirronet, dated the Closing Date and addressed to Parent substantially in the form attached hereto as Exhibit 7.1(c).

(d) Parent shall have received evidence, in form and substance reasonably satisfactory to it, that Cirronet Shareholder Approval has been obtained.

(e) Parent shall have received in writing from Cirronet an undertaking by each Person (itself or through the Shareholders’ Representative as its attorney in fact), if any, that Cirronet, after discussions with counsel for Cirronet, believes may be an “Affiliate” of Cirronet, within the meaning of Rule 145 of the SEC pursuant to the Securities Act (“Affiliates”), in a form included as part of the Letter of Transmittal, that no shares of Parent Common Stock received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act.

(f) Notwithstanding anything in this Agreement to the contrary, none of the Cirronet Shareholders shall have demanded appraisal for their Cirronet Common Stock in accordance with the GBCC.

(g) Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties as are reasonably necessary in connection with the transactions contemplated hereby have been obtained.

(h) There shall not be pending or threatened by any Governmental Authority any suit, action or proceeding (or by any other Person any pending suit, action or proceeding which has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or Merger Subsidiary any damages that are material in relation to Parent and Merger Subsidiary taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation of any material portion of the business or assets of Cirronet, to dispose of or hold separate any material portion of the business or assets of Cirronet, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation from effectively controlling in any material respect the business or operations of Cirronet.

(i) each of the Cirronet Shareholders who are to receive Parent Common Stock in the Merger (other than the Senior Executives) shall have executed (itself or through the Shareholders’ Representative as its attorney in fact) and delivered to Parent a Lock-Up Agreement, substantially in the form attached hereto as Exhibit 7.1(i) (together with Exhibit 6.8(c)(a), the “Lock-Up Agreement”).

(j) Each of the Cirronet Shareholders who are to receive Parent Common Stock in the Merger shall have executed (itself or through the Shareholders’ Representative as its attorney in fact) and delivered to Parent the Registration Rights Agreement, substantially in the form attached hereto as Exhibit 7.1(j) (the “Registration Rights Agreement”).

(k) As of the Closing Date, all amounts owed to Cirronet by its current or former directors, officers, and employees, including from loans extended by Cirronet to such current or former directors, officers and employees, shall have been repaid and satisfied in full.

(l) Since the date of this Agreement, there shall have been no events, changes or effects with respect to Cirronet having or which could reasonably be expected to have a Material Adverse Effect on Cirronet.

(m) Parent shall have received Share Certificates or affidavits pursuant to Section 1.6(a) representing all Cirronet Common Stock issued and outstanding immediately prior to the Effective Time.

(n) The Nasdaq Approval Letter shall not have been rescinded or withdrawn by Nasdaq.

(o) All proceedings, corporate or otherwise, to be taken by Cirronet in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Parent and Parent’s counsel, and Cirronet shall have made available to Parent for examination the originals or true and correct copies of all documents that Parent may reasonably request in connection with the transactions contemplated by this Agreement.

Section 7.2. Conditions Precedent to Obligations of Cirronet.

The obligations of Cirronet to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a) The representations and warranties of Parent or Merger Subsidiary contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in each case as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except (x) for changes permitted or contemplated by this Agreement or (y) where the failure or failures to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Parent.

(b) Each of the covenants, agreements and obligations of Parent and Merger Subsidiary to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing Parent and Merger Subsidiary shall have delivered to Cirronet a certificate to that effect dated the Closing Date and executed on behalf of Parent by an executive officer.

(c) Cirronet shall have received the opinion of Morton PLLC, counsel to Parent and Merger Subsidiary, dated the Closing Date and addressed to Cirronet substantially in the form attached hereto as Exhibit 7.2(c).

(d) Parent shall have executed and delivered to the Shareholders’ Representative the Parent Promissory Note.

(e) Parent shall have executed and delivered to the Shareholders’ Representative the Earnout Agreement, substantially in the form attached hereto as Exhibit 7.2(e) (“Earnout Agreement”).

(f) Parent shall have executed and delivered to the Shareholders’ Representative the Registration Rights Agreement.

(g) Parent shall have tendered for subsequent delivery the aggregate Per Share Cash Consideration, the aggregate Non-qualified Shareholder Cash Payment (if any) and the aggregate Per Share Stock Consideration in respect of which it has received properly completed Letters of Transmittal, payable and issuable to each Cirronet Shareholder, as contemplated by this Agreement, such consideration to be transmitted to each Cirronet Shareholder by U.S. Mail to the address set forth for such Cirronet Shareholder in the Letter of Transmittal of such Cirronet Shareholder or, if no such address is provided, to the address of such Cirronet Shareholder set forth in the stock records of Cirronet.

(h) Since the date of this Agreement, there shall have been no events, changes or effects with respect to Parent having or which could reasonably be expected to have a Material Adverse Effect on Parent, provided that this condition shall not apply if Parent shall elect, in its sole discretion, to deliver at the Closing, in lieu of the Adjusted Stock Consideration, Adjusted Loan Consideration, Adjusted Cash Consideration, Bonus Cash Consideration, Bonus Loan Consideration, Bonus Stock Consideration, and assumption of the Cirronet Assumed Options and delivery of the Cirronet Exchanged Options, cash in the aggregate amount equal to the sum of $19,200,000 plus the Aggregate Option Proceeds (and Parent shall continue to be obligated to pay the Earnout Consideration in accordance herewith); provided further, that if such election is made by Parent: (i) the Closing shall be postponed, from the date notice of such election is given by Parent to Cirronet, until the earlier of (a) five days after all Cirronet Optionholders have fully exercised their Cirronet Options and (b) not less than 65, but not more than 80, days to allow the Cirronet Board to give Cirronet Optionholders the right to exercise Cirronet Options or have those options terminated in accordance with the Cirronet Plans and the terms of the applicable option agreements and (ii) $3,000,000 of such amounts (representing the Adjusted Loan Consideration and Bonus Loan Consideration) shall be deposited with an escrow agent mutually acceptable to the Shareholders’ Representative and Parent, which deposit and the Earnout Consideration shall be subject to Parent’s claims under Article IX hereof in the same manner and to the same extent as the Adjusted Loan Consideration, the Bonus Loan Consideration, Adjusted Earnout Consideration and Bonus Earnout Consideration would have been subject to such claim and to setoff pursuant to Section 9.8 hereof had there been no event described in this Section 7.2(h) and the Closing had occurred (such election is referred to herein as the “Cash Payment Election”).

(i) Cirronet Shareholder Approval shall have been obtained.

(j) There shall not be pending or threatened by any Governmental Authority any suit, action or proceeding (or by any other Person any pending suit, action or proceeding which has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Cirronet or the Cirronet Shareholders any damages that are material in relation to Cirronet taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation of any material portion of the business or assets of Cirronet or Parent, to dispose of or hold separate any material portion of the business or assets of Cirronet or Parent, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation from effectively controlling in any material respect the business or operations of Cirronet.

(k) Cirronet shall have received a copy of the Nasdaq Approval Letter, which shall not have been rescinded or withdrawn by Nasdaq, provided that this condition shall not apply if Parent shall have exercised the Cash Payment Election, whether or not the condition set forth in paragraph (h) of this section 7.2(h) shall have occurred (disregarding such Cash Payment Election).

(l) Gemmell shall have received the Bonus Cash Consideration and the Bonus Stock Consideration as contemplated by Section 1.5(e) hereof

(m) All proceedings, corporate or other, to be taken by Parent and Merger Subsidiary in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Cirronet and Cirronet’s counsel, and Parent and Merger Subsidiary shall have made available to Cirronet for examination the originals or true and correct copies of all documents that Cirronet may reasonably request in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

SPECIAL PROVISIONS AS TO CERTAIN MATTERS

Section 8.1. No Solicitation; Other Proposals.

(a) Subject to Section 8.1(b), during the period beginning on the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement pursuant to Article X (the “Specified Time”), Cirronet shall not, and shall cause its directors, officers and employees, and its investment bankers, attorneys and other advisors, representatives and agents (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, or (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent and its Representatives) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or leads to, an Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, Cirronet may, in response to an unsolicited Acquisition Proposal received at any time prior to the receipt of the Cirronet Shareholder Approval, and which the Board of Directors of Cirronet determines, in good faith, after consultation with its outside counsel and financial advisors and with such clarification from the Person making the Acquisition Proposal about terms and conditions as the Board of Directors of Cirronet reasonably requests, is a Superior Proposal, (i) furnish information with respect to Cirronet to the Person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (ii) participate in discussions or negotiations with such Person and its Representatives regarding any Acquisition Proposal; provided, however, that Cirronet shall promptly provide to Parent all information concerning Cirronet that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided to Parent.

(c) Prior to the Specified Time, neither the Board of Directors of Cirronet nor any committee thereof shall (i) (A) except as set forth in this Section 8.1(c), withdraw or modify in a manner adverse to Parent or Merger Subsidiary, the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement (an “Adverse Recommendation Change”) or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any alternative Acquisition Proposal, including any Superior Proposal, or (ii) approve any acquisition agreement or similar agreement providing for an Acquisition Proposal; provided that Cirronet shall not be prohibited from terminating this Agreement and entering into a definitive agreement to effect a Superior Proposal in accordance with Section 10.1(d). Notwithstanding the foregoing, at any time prior to obtaining Cirronet Shareholder Approval, the Board of Directors of Cirronet may make an Adverse Recommendation Change if the Board of Directors determines in good faith (after consultation with its outside counsel) that failure to take such action would result in a breach of the fiduciary duties of such Board of Directors under applicable Law.

(d) Cirronet agrees that, as of the date hereof, it and its Representatives shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than Parent and its Representatives) conducted heretofore with respect to any Acquisition Proposal. Cirronet agrees promptly to advise Parent in writing of the existence, prior to the Specified Time, of (i) any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any negotiations or discussions sought to be initiated or continued with, Cirronet or its Representatives, in each case from a Person (other than Parent and its Representatives) with respect to an Acquisition Proposal, and (ii) the terms thereof, including the identity of such third party and the terms of any financing arrangement or commitment in connection with such Acquisition Proposal, and to update on an ongoing basis or upon Parent’s reasonable request, the status thereof.

(e) It is understood and agreed, without limitation of Cirronet’s obligations, that any violation of this Section 8.1 by any Representative of Cirronet, provided that such Person is acting on behalf of Cirronet, shall be deemed a breach of this Section 8.1 by Cirronet.

ARTICLE IX

INDEMNIFICATION

Section 9.1. Survival; Right to Indemnification Not Affected by Knowledge.

Subject to Section 9.5 hereof, all representations, warranties, covenants, and obligations in this Agreement, the Cirronet Disclosure Schedule, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or the payment of Damages pursuant thereto, or other remedy contemplated hereby based on such representations, warranties, covenants, and obligations.

Section 9.2. Indemnification and Payment of Damages by Cirronet Shareholders. From and after the Effective Time and in the manner and subject to the limitations set forth in this Article IX, the Cirronet Shareholders will indemnify and hold harmless Parent, the Surviving Corporation, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (excluding incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Cirronet in this Agreement, the Cirronet Disclosure Schedule or any other certificate or document delivered by Cirronet pursuant to this Agreement;

(b) any breach of any covenant or obligation of Cirronet in this Agreement;

(c) any valid and enforceable claim asserted by a Cirronet customer for incidental or consequential damages (such terms being within the meaning set forth in the Uniform Commercial Code) relating to product sales by Cirronet occurring prior to the Effective Time; provided, however, that this provision shall not provide indemnification for other types of damages or other customer remedies for which Cirronet is responsible in connection therewith;

(d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Cirronet Shareholder or Cirronet (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.

Section 9.3. EFFECT OF NEGLIGENCE, GROSS NEGLIGENCE AND WILLFUL MISCONDUCT. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER SCHEDULE OR DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS ARTICLE IX SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON. ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, AN INDEMNIFIED PARTY SHALL NOT BE INDEMNIFIED OR HELD HARMLESS FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 9.4. Indemnification and Payment of Damages of Parent.

From and after the Effective Time and in the manner and subject to the limitations set forth in this Article IX, Parent will indemnify and hold harmless the Cirronet Shareholders for, and will pay to the Cirronet Shareholders the amount of any Damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Parent or Merger Subsidiary in this Agreement or in any certificate or document delivered by Parent or Merger Subsidiary pursuant to this Agreement,

(b) any breach of any covenant or obligation of Parent or Merger Subsidiary in this Agreement, or

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Parent or Merger Subsidiary (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.

For purposes of this Article IX, the term “Cirronet Shareholders” shall mean all of the Cirronet Shareholders, the Cirronet Optionholders and Gemmell. Shareholders’ Representative is hereby authorized to assert and pursue all claims for indemnification on behalf of the Cirronet Shareholders pursuant to this Article IX.

Section 9.5. Time Limitations.

(a) Subject to Section 9.5(c) hereof, the Cirronet Shareholders will have no liability for indemnification pursuant to Section 9.2 unless on or before November 1, 2007, Parent notifies the Shareholders’ Representative of a claim (each, a “Claim”) specifying the factual basis of that Claim in reasonable detail to the extent then known by Parent. So long as such Claim is made by the Parent within such survival period and such Claim is pursued as contemplated hereby, such Claim shall survive the expiration of such survival period until such time as the Claim is fully and finally resolved.

(b) Subject to Section 9.5(c) hereof, Parent will have no liability for indemnification pursuant to Section 9.4 unless on or before November 1, 2007, the Shareholders’ Representative notifies Parent of a Claim specifying the factual basis of that Claim in reasonable detail to the extent then known by the Shareholders’ Representative. So long as such Claim is made by the Shareholders’ Representative within such survival period, such Claim shall survive the expiration of such survival period until such time as the Claim is fully and finally resolved.

(c) Notwithstanding anything contained herein to the contrary, (i) Claims made by Parent (A) for any breach of Sections 1.9(b) or 3.18(f)(viii) or (B) as the result of any act or omission of Cirronet that constitutes fraud on the part of Cirronet (“Cirronet Fraud Claims”), may, in either case, be made by Parent, and shall be subject to indemnity by the Cirronet Shareholders, without time limitation, and (ii) Claims made by the Shareholders’ Representative (A) for nonpayment of the Parent Promissory Note or of amounts due under the Earnout Agreement (B) as the result of any act or omission of Parent or Merger Subsidiary that constitutes fraud on the part of Parent or Merger Subsidiary (“Parent Fraud Claims”) may, in either case, be made by any Cirronet Shareholder or the Shareholders’ Representative, and shall be subject to indemnity by the Parent, without time limitation.

Section 9.6. Limitations on Amount – Cirronet Shareholders.

The Cirronet Shareholders will have no liability for indemnification with respect to the matters described in Section 9.2 until the total of all Damages with respect to such matters exceeds $216,000 (the “Deductible”), and then only for the amount by which such Damages exceed the Deductible; provided, however, that the Deductible set forth in this Section 9.6 shall not apply (i) to any Claims made by Parent for any breach of Sections 1.9(b), 3.1, 3.3, 3.5(a), or 3.18(f)(viii), (ii) to any Cirronet Fraud Claims or (iii) breaches of covenants herein by Cirronet. After the total of all Damages exceeds the Deductible, the Indemnified Person shall be entitled to indemnification for all further Damages in the manner contemplated by Section 9.8 hereof up to a maximum amount equal to the sum of (i) the Loan Consideration, but only to the extent of amounts still due and payable under the Parent Promissory Note and (ii) the Earnout Consideration, but only to the extent such Earnout Consideration has not been paid in accordance herewith (the “Cirronet Limitation”); provided, however, that the Cirronet Limitation set forth in this Section 9.6 shall not apply to any Cirronet Fraud Claims.

Section 9.7. Limitations on Amount – Parent.

Parent will have no liability for indemnification with respect to the matters described in Section 9.4 until the total of all Damages with respect to such matters exceeds the Deductible, and then only for the amount by which such Damages exceed the Deductible. After the total of all Damages exceeds the Deductible, the Cirronet Shareholders shall be entitled to indemnification for all further Damages up to a maximum amount equal to the sum of $3,000,000 plus the aggregate amount to which the Cirronet Shareholders become entitled to be paid as Earnout Consideration pursuant to the Earnout Agreement, and prior to any reduction pursuant to Section 9.8 hereof (the “Parent Limitation”). However, the Deductible and the Parent Limitation set forth in this Section 9.7 will not apply to any Claims made by Shareholders’ Representative for any breach of Sections 4.1, 4.3 and 4.6, for any Parent Fraud Claims or for breaches of covenants herein by Parent or Merger Sub, and the Parent will be liable for all Damages related thereto.

Section 9.8. Parent Indemnification Limited to Right of Set-Off.

(a) Except in the case of Cirronet Fraud Claims, none of which shall be subject to this Section 9.8, the right of Indemnified Persons to pursue indemnification pursuant to Section 9.2 hereof shall be limited to the right to set-off against the then outstanding obligations due and owing the Cirronet Shareholders pursuant to the Parent Promissory Note and the Earnout Agreement, and to the extent such outstanding amounts are paid to or for the benefit of the Cirronet Shareholders in accordance with the Parent Promissory Note or the Earnout Agreement, the Indemnified Persons shall have no further right to pursue Damages with respect to such amounts, but shall be limited to the then outstanding amounts (net of any prior set-off) due to Cirronet Shareholders pursuant to the Parent Promissory Note or Earnout.

(b) Upon notice to the Shareholders’ Representative specifying in reasonable detail the basis for such set-off, Parent may set off any amount to which it may be entitled under this Article IX against amounts otherwise payable under the Parent Promissory Note or the Earnout Agreement. The exercise of such right of set-off by Parent will not constitute an event of default under the Parent Promissory Note, the Earnout Agreement or a breach of this Agreement.

(c) In the event of any set-off of amounts due under the Parent Promissory Note or the Earnout Agreement, such set-off shall first be applied to all amounts due and payable under the Earnout Agreement prior to any set-off against amounts due under the Parent Promissory Note.

Section 9.9. Procedure for Indemnification – Third Party Claims.

(a) Promptly after receipt by an indemnified party under Section 9.2 or 9.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party (or in the case of a claim pursuant to Section 9.2, to the Shareholders’ Representative) of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Proceeding referred to in Section 9.9(a) is brought against a Cirronet Shareholder, as an indemnified party hereunder, and such Cirronet Shareholder gives notice to the Parent of the commencement of such Proceeding, the Parent will assume the defense of such Proceeding with counsel satisfactory to the indemnified party and will diligently conduct such defense. Notwithstanding the foregoing, (i) no compromise or settlement of such claims may be effected by the Parent without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Laws by the indemnified party or any violation of the rights of any Person by the indemnified party and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the Parent and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

(c) If any Proceeding referred to in Section 9.9(a) is brought against an Indemnified Person, as an indemnified party hereunder, and such Indemnified Person gives notice to the Shareholders’ Representative of the commencement of such Proceeding, the Parent will assume the defense of such Proceeding with counsel satisfactory to the Shareholders’ Representative and will diligently conduct such defense. Parent will keep Shareholders’ Representative informed with respect to such Proceeding and will consult with Shareholders’ Representative as to key decisions, and will not settle such Proceeding without the consent of Shareholders’ Representative, which consent will not be unreasonably withheld. Notwithstanding the foregoing, (i) no compromise or settlement of such claims may be effected by the Parent without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Laws by the indemnified party or any violation of the rights of any Person by the indemnified party and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the Parent (and reimbursed to Parent pursuant to the set-off right of Section 9.8 hereof) and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

Section 9.10. Procedure for Indemnification – Other Claims.

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

Section 9.11. Damages Net of Tax Benefits and Insurance.

The amount of any Damages for which indemnification is sought pursuant to this Article IX shall be calculated by taking into account any possible tax benefits which are realized by the indemnified party under any applicable Law on account of the Damages and any proceeds received from any insurance policies with respect thereto.

Section 9.12. No Duty to Mitigate.

No party seeking indemnification pursuant to this Article IX (whether Parent or the Cirronet Shareholders) shall have any duty to mitigate or otherwise reduce the amount of any Damages that it incurs in connection with any matter with respect to which it is entitled to be indemnified pursuant to this Article IX.

Section 9.13. Exclusive Remedy.

After the Effective Time, the indemnities provided in this Article IX shall constitute the sole and exclusive remedy of any of Parent, Merger Subsidiary, Cirronet, the Cirronet Shareholders or any other Indemnified Persons for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action (i) for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement, (ii) for any available remedy at law or equity with respect to fraud, (iii) to enforce and/or pursue applicable remedies with respect to any other agreements or instruments delivered in connection with this transaction, including with out limitation the Parent Promissory Note, the Registration Rights Agreement, the Earnout Agreement, the Voting Agreement, the Letter of Transmittal (including the lost certificate affidavit and indemnity) and the Lock-Up Agreement, and (iv) for statutory causes of action or remedies, the waiver of which is unenforceable or void as a matter of public policy.

ARTICLE X

TERMINATION; AMENDMENT; WAIVER

Section 10.1. Termination. This Agreement may be terminated and the Merger and other transactions contemplated by this Agreement abandoned at any time prior to the Effective Time, whether before or after receipt of the Cirronet Shareholder Approval:

(a) by mutual written consent of Parent, Merger Subsidiary and Cirronet;

(b) by either Parent or Cirronet:

(i) if the Merger is not consummated on or before October 15, 2006 or, if the Merger is to be effected pursuant to Section 7.2(h), the last date on which the Merger could be completed in a timely manner under such section (the “Outside Date”), unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement;

(ii) if any Governmental Authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable; or

(iii) if, upon a vote thereon at the Cirronet Shareholders Meeting, the Cirronet Shareholder Approval is not obtained (other than as a result of Parent’s failure to vote any shares of Cirronet Common Stock with respect to which it holds valid proxies);

(c) by Parent, if Cirronet breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections Error! Reference source not found. or 7.1(b), and (ii) cannot be or has not been cured by the Outside Date (provided that neither Parent nor Merger Subsidiary is then in breach of any representation, warranty or covenant contained in this Agreement);

(d) by Cirronet, in connection with Cirronet entering into a definitive agreement to effect a Superior Proposal; provided, however, that prior to terminating this Agreement pursuant to this Section 10.1(d), Cirronet shall have (i) provided Parent with ten (10) Business Days prior written notice of Cirronet’s decision to so terminate (which notification shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including, without limitation, the amount and form of proposed consideration and whether such Superior Proposal is subject to any material conditions) and (ii) prior to 5:00 pm Dallas, Texas time on the ninth Business Day of such ten (10) Business Day period Parent has not made an offer that in the judgment of the Board of Directors of Cirronet after consultation with outside counsel and its financial advisor is at least as favorable to the Cirronet Shareholders as such Superior Proposal;

(e) by Parent, if the Board of Directors of Cirronet shall make an Adverse Recommendation Change;

(f) by Cirronet, if Parent or Merger Subsidiary breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section Error! Reference source not found. or 7.2(b), and (ii) cannot be or has not been cured by the Outside Date (provided that Cirronet is not then in breach of any representation, warranty or covenant contained in this Agreement).

Section 10.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 6.6, 10.2 and 10.3, Article XI, and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Subsidiary or Cirronet or any of their respective directors, officers and Affiliates, except nothing shall relieve any party from liability for fraud or any breach of this Agreement.

Section 10.3. Fees. Except as set forth in this Section 10.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(a) Cirronet shall pay Parent, as liquidated damages for the loss of the transaction contemplated hereby, a termination fee of Five Hundred Seventy-Six Thousand and No/100 Dollars ($576,000.00) in the event of the termination of this Agreement pursuant to Sections 10.1(b)(iii), 10.1(d) or 10.1(e). Any fee due under this Section 10.3(a) shall be paid to Parent by wire transfer of same-day funds (A) within two (2) Business Days after the date of any termination of this Agreement pursuant to Section 10.1(b)(iii) and (B) concurrently upon any termination pursuant to Sections 10.1(d). Such termination fee shall be the sole and exclusive remedy of Parent and Merger Subsidiary in the event of the termination of this Agreement in circumstances in which this Section 10.3(a) is applicable, and in such event Parent and Merger Subsidiary shall have no further right to damages or equitable relief in connection therewith.

(b) The parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Should Parent be entitled to terminate this Agreement pursuant to Section 10.1(c) as well as any of Section 10.1(b)(iii), Section 10.1(d) or Section 10.1(e), Parent may elect in its termination notice to pursue remedies for Cirronet’s breach in lieu of the liquidated damages set forth in Section 10.3(a), but may not pursue both such liquidated damages and such other remedies.

Section 10.4. Amendment.

This Agreement and the Certificate of Merger may be amended by action taken by Cirronet, Parent and Merger Subsidiary at any time before or after adoption of this Agreement by the Cirronet Shareholders; provided, however, that after such shareholder approval no amendment shall be made which under applicable Law requires the approval of such shareholders without the approval of shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

Section 10.5. Extension; Waiver.

At any time prior to the Effective Time, either party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party hereto or (iii) subject to the proviso contained in Section 10.5, waive compliance with any of the agreements or conditions contained herein by the other party hereto; provided, however, that any waiver by Parent of a condition to closing in Section 7.1 hereto shall not in any way impair or otherwise negatively affect Parent’s indemnification rights under Article IX hereto in the event Cirronet fails to satisfy such condition. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Entire Agreement; Assignment.

This Agreement and the Confidentiality Agreement, together with the agreements and instruments attached hereto or otherwise expressly contemplated hereby, (a) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and thereof, and (b) shall not be assigned by operation of Law or otherwise.

Section 11.2. Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, overnight delivery service from a national carrier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to Cirronet:

Cirronet, Inc.
3079 Premiere Parkway, Suite 140
Duluth, Georgia 30097
Attention:	Robert Gemmell
Telephone:	(678) 684-2008
Telecopy:	(678) 684-2001

with a copy to:

Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, NE
Atlanta, Georgia 30303
Attention:	Alan C. Leet, Esq.
Telephone:	(404) 420-4616
Telecopy:	(404) 525-2224

if to Parent or Merger Subsidiary:

RF Monolithics, Inc.
4441 Sigma Road
Dallas, Texas 75244
Attention:	David Kirk, President
Telephone:	(972) 448-3732
Telecopy:	(972) 404-9476

with a copy to:

Morton PLLC
12222 Merit Drive, Suite 1270
Dallas, Texas 75251
Attention:	Steve Morton, Esq.
Telephone:	(972) 490-6688
Telecopy:	(972) 934-9299

if to Shareholders’ Representative:

Fran Maynard
c/o Checks & Balances, Inc.
3290 Northside Parkway, Suite 375
Atlanta, GA 30327
Telephone:	404-233-0560
Telecopy:	404-233-0580

with a copy to:

Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, NE
Atlanta, Georgia 30303
Attention:	Alan C. Leet, Esq.
Telephone:	(404) 420-4616
Telecopy:	(404) 525-2224

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

The date of service of such notices shall be (i) the date such notice is personally delivered, (ii) upon receipt if sent by certified or registered mail, (iii) one day after the date of delivery to the overnight courier, if sent by overnight courier, or (iv) the date the telecopy transmission is made (provided that on such date delivery is also made to an overnight courier).

Section 11.3. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 11.4. Descriptive Headings.

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.5. Parties in Interest; Third Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the Cirronet Shareholders and the Cirronet Optionholders are intended to be third party beneficiaries, following the Effective Time, of the rights, benefits and claims intended to be conferred upon them arising under or pursuant to this Agreement.

Section 11.6. Counterparts; Facsimile Signature.

This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 11.7. Specific Performance.

Except in circumstances in which Cirronet is obligated to pay, and pays, to Parent the fee as provided in Section 10.3, the parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 11.8. Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

CIRRONET INC.

By:
Name:
Title:

RF MONOLITHICS, INC.

By:
Name:
Title:

CI ACQUISITION, INC.

By:
Name:
Title:

SHAREHOLDERS’ REPRESENTATIVE

FRAN MAYNARD

GEMMELL

ROBERT M. GEMMELL

APPENDIX A

DEFINITIONS

“Accounts” shall mean all accounts receivable, security deposits, notes receivable, prepaids and associated rights owned by Cirronet and arising in the ordinary course of Cirronet’s business as of the Closing.

“Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving Cirronet, (ii) any proposal for the issuance by Cirronet of over 10% of the Cirronet Common Stock as consideration for the assets or securities of another Person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the shares of Cirronet Common Stock or consolidated total assets of Cirronet, in each case other than the Merger.

“Adjusted Cash Consideration” shall mean 98% of the Cash Consideration.

“Adjusted Earnout Consideration” shall mean 98% of the Shareholder Earnout Consideration

“Adjusted Loan Consideration” shall mean 98% of the Loan Consideration

“Adjusted Stock Consideration” shall mean 98% of the Stock Consideration.

“Adverse Recommendation Change” shall have the meaning set forth in Section 8.1(c) hereof.

“AeroComm” shall have the meaning set forth in Section 3.18(f)(viii) hereof.

“AeroComm Litigation” shall mean that certain litigation referred to as Sonic Industries, Inc. v. AeroComm, Inc., Case No. CIV-05-1065-R, U.S. District Court, Western District of Oklahoma, and any other Proceeding in which Cirronet is a defendant related to the subject matter thereof, whether now or in the future.

“Affiliates” shall have the meaning set forth in Section 7.1(e) hereof.

“Aggregate Option Exercise Price” shall mean the sum of (i) the aggregate exercise price with respect to all Cirronet Assumed Options and Cirronet Exchanged Options and (ii) the Aggregate Option Proceeds.

“Aggregate Option Proceeds” shall mean all funds received by Cirronet as payment of the exercise price for Cirronet Options exercised subsequent to June 27, 2006 and prior to Closing.

“Aggregate Parent Shares” shall have the meaning set forth in Section 1.5(f) hereof.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Agreement Documents” shall have the meaning set forth in Section 4.3.

“Agreement Relating to Sale of Business” shall have the meaning set forth in Section 6.8(c) hereof.

“Bonus Cash Consideration” shall mean 2% of the Cash Consideration.

“Bonus Consideration” means the Bonus Cash Consideration, the Bonus Earnout Consideration, the Bonus Loan Consideration and the Bonus Stock Consideration.

“Bonus Earnout Consideration” shall mean 2% of the Stockholder Earnout Consideration

“Bonus Loan Consideration” shall mean 2% of the Loan Consideration

“Bonus Stock Consideration” shall mean 2% of the Stock Consideration.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the banks in the State of Georgia are authorized or required by Law to be closed.

“Cancelled Shares” shall have the meaning set forth in Section 1.5(b) hereof.

“Cash Consideration” shall mean an aggregate amount of cash equal to $19,200,000 minus the sum of (i) the Parent Stock Value, (ii) $3,000,000 and (iii) the Parent Option Value.

“Certificate of Merger” shall have the meaning set forth in Section 1.1(a) hereof.

“Cirronet” shall have the meaning set forth in the preamble to this Agreement.

“Cirronet 401(k) Plan” shall have the meaning set forth in Section 3.10(a)hereof

“Cirronet Affiliate” shall have the meaning set forth in Section 3.14 hereof.

“Cirronet Assumed Options” shall have the meaning set forth in Section 1.5(d) hereof.

“Cirronet Beneficiary” shall have the meaning set forth in Section 3.10(a) hereof.

“Cirronet Benefit Plans” shall have the meaning set forth in Section 3.10(a) hereof.

“Cirronet Common Stock” shall have the meaning set forth in Section 3.2 hereof.

“Cirronet Common Stock Price” shall mean the quotient obtained by dividing (a) the sum of (i) $19,200,000 plus (ii) the Aggregate Option Exercise Price by (b) the Fully Diluted Cirronet Common Stock.

“Cirronet Contracts” shall have the meaning set forth in Section 3.24(a) hereof.

“Cirronet Disclosure Schedule” shall have the meaning set forth in the introduction to Article III hereof.

“Cirronet Dissenting Holder” shall have the meaning set forth in Section 1.5(i) hereof.

“Cirronet ERISA Affiliate” shall have the meaning set forth in Section 3.10(c) hereof.

“Cirronet Employee” shall have the meaning set forth in Section 6.8(a) hereof.

“Cirronet Exchanged Option” shall have the meaning set forth in Section 1.5(f) hereof.

“Cirronet Financial Statements” shall have the meaning set forth in Section 3.8 hereof.

“Cirronet Intellectual Property” shall have the meaning set forth in Section 3.18(a) hereof.

“Cirronet License Agreements” shall have the meaning set forth in Section 3.18(d) hereof.

“Cirronet Limitation” shall have the meaning set forth in Section 9.6 hereof.

“Cirronet Optionholders” shall mean all holders of Cirronet Options immediately prior to the Effective Time.

“Cirronet Options” shall mean all options to purchase shares of Cirronet Common Stock then outstanding and granted (i) under the Cirronet Plans or (ii) as nonqualified stock options, which nonqualified options were not granted pursuant to any Cirronet Plan.

“Cirronet Plans” means each of Cirronet’s Incentive Stock Option Plan dated March 7, 1989, Cirronet’s Incentive Stock Option Plan originally dated November 30, 1998 or the Cirronet’s Incentive Stock Option Plan effective November 7, 2003.

“Cirronet Shareholder Approval” shall mean the adoption and approval of this Agreement and the actions contemplated hereby, including the Merger, by the holders of a majority of the outstanding shares of capital stock of Cirronet, as and to the extent required by, and in accordance with, the GBCC or other applicable Law, and the provisions of any governing instruments.

“Cirronet Shareholders” shall mean the registered holders of Cirronet Common Stock immediately prior to the Effective Time.

“Cirronet Shareholders Meeting” shall mean the special or annual meeting of Cirronet Shareholders called pursuant to Section 6.1 hereof to consider, adopt and approve this Agreement and those transactions contemplated by this Agreement that require the approval of the Cirronet Shareholders, and any adjournments thereof.

“Claim” shall have the meaning set forth in Section 9.5(a) hereof.

“Closing” shall have the meaning set forth in Section 2.2 hereof.

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Financial Statements” shall mean the financial statements of Cirronet as of the Effective Time and for the period from March 31, 2006 through the Effective Time, to be prepared pursuant to Section 1.9(a)(i),which shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Cirronet Financial Statements.

“Closing Net Worth” shall mean Cirronet’s Net Worth as of the Effective Time based upon the Closing Financial Statements and using the same methodology as was used to calculate the Initial Net Worth, provided that (i) Excluded Cirronet Transaction Expenses shall be excluded from (i.e., added back to) the calculation of Closing Net Worth and (ii) Net Worth shall be reduced by the amount of the Aggregate Option Proceeds.

“Closing Statements” shall have the meaning set forth in Section 1.9(a)(i) hereof.

“Closing Working Capital” shall mean Cirronet’s Working Capital as of the Effective Time based upon the Closing Financial Statements and using the same methodology as was used to calculate the Initial Working Capital, provided that (i) Excluded Cirronet Transaction Expenses shall be excluded from (i.e., added back to) the calculation of Closing Working Capital and (ii) Working Capital shall be reduced by the amount of the Aggregate Option Proceeds.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.4 hereof.

“Contracts” shall mean all contracts, agreements, leases, licenses, and other legally binding arrangements, understandings, relationships and commitments, whether written or oral (and all amendments, side letters, modifications and supplements thereto).

“Copyrights” shall have the meaning set forth in Section 3.18(a) hereof.

“Damages” shall have the meaning set forth in Section 9.2 hereof.

“Deductible” shall have the meaning set forth in Section 9.6 hereof.

“Deferred Amount” shall have the meaning set forth in Section 1.9(b).

“Director and Officer Resignations” shall have the meaning set forth in Section 6.12 hereof.

“Dispute Notice” shall have the meaning set forth in Section 1.9(a)(ii)(B) hereof.

“Dissenting Shares” shall have the meaning set forth in Section 1.5(i) hereof.

“DOL” shall have the meaning set forth in Section 3.10(b)(v) hereof.

“Earnout Agreement” shall have the meaning set forth in Section 7.2(e) hereof.

“Earnout Consideration” shall mean the aggregate amount of cash payable pursuant to the terms of the Earnout Agreement, subject to any reductions pursuant to Section 9.8.

“Effective Time” shall have the meaning set forth in Section 2.1 hereof.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Claim” shall have the meaning set forth in Section 3.17(b) hereof.

“Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(A) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(B) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(C) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Authority or any other Person) and for any natural resource damages; or

(D) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

“Environmental Laws” shall have the meaning set forth in Section 3.17(a) hereof.

“ERISA” shall have the meaning set forth in Section 3.10(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Cirronet Transaction Expenses” shall mean an aggregate amount of up to $300,000 of out-of-pocket expenses actually incurred by Cirronet in connection with the transactions contemplated by this Agreement prior to the Effective Time.

“Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by Cirronet and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by Cirronet.

“Final Merger Consideration” shall have the meaning set forth in Section 1.5(c) hereof.

“Final Resolution of Claims” shall have the meaning set forth in Section 1.9(b).

“Fully Diluted Cirronet Common Stock” shall mean the aggregate number of shares of Cirronet Common Stock issued and outstanding at the Effective Time if all Cirronet Options (whether vested or unvested) were exercised into Cirronet Common Stock immediately prior to the Effective Time, other than any Cancelled Shares.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

“GBCC” shall mean the Georgia Business Corporation Code, as amended.

“Gemmell” shall mean Robert M. Gemmell, a resident of the State of Georgia.

“Governmental Authority” shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency, instrumentality or arbitration panel, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

“Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or Cirronet.

“Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indemnified Persons” shall have the meaning set forth in Section 9.2 hereof.

“Independent Accounting Firm” shall have the meaning set forth in Section 1.9(a)(ii)(B) hereof.

“Initial Net Worth” shall mean the Net Worth of Cirronet as of March 31, 2006, which was Two Million Four Hundred Forty-Five Thousand Two Hundred Thirty-Eight dollars ($2,445,238).

“Initial Working Capital” shall mean the Working Capital of Cirronet as of March 31, 2006, which was Two Million One Hundred Thirty-Five Thousand Three Hundred Fifty-Nine dollars ($2,135,359), the calculation of which is set forth on Exhibit A.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean with respect to Cirronet the actual, not constructive or imputed, knowledge of any of Robert Gemmell, Kent Elmer, Mark Tucker, Greg Ratzel, Tim Cutler, Steve Baker and Jeff Boyd following due inquiry, but without any further obligation on their part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like. “Knowledge” shall mean with respect to Parent the actual, not constructive or imputed, knowledge of any of David M. Kirk, Harley E. Barnes III, James P. Farley, Joseph Andrulis, Bob Kansy, Debbie Richter and David Crawford following due inquiry, but without any further obligation on their part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.

“Law” shall mean any federal, state, provincial, local or other law, statute, act, ordinance or other governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

“Letter of Transmittal” shall have the meaning set forth in Section 1.6(a) hereof.

“Lien” shall mean any mortgages, liens, pledges, charges, security interests or encumbrances of any kind.

“Limitation” shall have the meaning set forth in Section 9.6 hereof.

“Loan Consideration” shall mean an aggregate amount of cash equal to the principal and accrued interest payable pursuant to the terms of the Parent Promissory Note, subject to any reductions pursuant to Section 1.9 and Section 9.8.

“Lock-Up Agreements” shall have the meaning set forth in Section 7.1(i) hereof.

“Make-Up Amount” shall have the meaning set forth in Section 1.5(f) hereof.

“Mask Works” shall have the meaning set forth in Section 3.18(a) hereof.

“Material Adverse Effect” shall mean, with respect to any entity or group of entities, any state of facts, change, event or occurrence that (i) has or is reasonably likely to have a material adverse effect on the business, assets, financial condition, results of operations or prospects of such entity or group of entities taken as a whole or (ii) is likely to prevent or materially delay the consummation of the transactions contemplated by this Agreement, other than changes, events, occurrences or effects arising out of, resulting from or attributable to (A) changes in conditions in the United States’ economy or United States’ capital or financial markets generally, including changes in interest or exchange rates and fluctuating commodity prices, (B) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism other than those causing physical damage to the business or assets of such entity, (C) hurricanes, floods, earthquakes or other natural disasters other than those causing physical damage to the business or assets of such entity (D) any action taken by the parties hereto as required by this Agreement or with the other parties’ consent. Anything herein to the contrary notwithstanding, a Material Adverse Effect shall not include an increase or a decrease in the trading price of Parent Common Stock, but such increase or decrease shall not preclude any cause of such increase or decrease from constituting a Material Adverse Effect.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Subsidiary” shall have the meaning set forth in the preamble to this Agreement.

“Merger Subsidiary Common Stock” shall have the meaning set forth in Section 4.2 hereof.

“Nasdaq Approval Letter” shall mean the staff interpretive letter from The Nasdaq Stock Market, Inc. to Parent dated August 16, 2006 that contains a definitive interpretation of Marketplace Rule 4350(i) with respect to certain aspects of the Merger.

“Net Worth” shall mean the aggregate total shareholders’ equity of Cirronet as of the Effective Time, calculated in a manner consistent with GAAP and the Cirronet Financial Statements giving effect to original paid in capital, shareholders’ distributions, retained earnings (including year to date net income or loss through and as of the applicable calculation date), and, without duplication, the aggregate amount of indebtedness (including interest thereon) owed to Cirronet by any Cirronet Shareholder.

“Non-qualified Cirronet Shareholder” shall have the meaning set forth in Section 1.5(c).

“Non-qualified Shareholder Cash Payment” shall have the meaning set forth in Section 1.5(c).

“Notifying Party” shall have the meaning set forth in Section 6.5(b).

“Occupational Safety and Health Law” shall mean any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“OMC” shall have the meaning set forth in Section 3.18(f)(viii) hereof.

“Option Exchange Ratio” shall mean the quotient obtained by dividing the Cirronet Common Stock Price by the Parent Stock Price.

“Outside Date” shall have the meaning set forth in Section 10.1(b)(i) hereof.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Common Stock” shall have the meaning set forth in Section 4.2 hereof.

“Parent Disclosure Schedule” shall have the meaning set forth in the introduction to Article III hereof.

“Parent Limitation” shall have the meaning set forth in Section 9.7.

“Parent Option” shall mean an option to acquire shares of Parent Common Stock issued under and pursuant to the terms of the Parent’s 1997 Equity Incentive Plan.

“Parent Option Value” shall mean an amount equal to (i) the product obtained by multiplying the Reserved Parent Stock by the Parent Stock Price minus (ii)the Aggregate Option Exercise Price.

“Parent Preferred Stock” shall have the meaning set forth in Section 4.2 hereof.

“Parent Promissory Note” shall mean the subordinated promissory note, in the form of Exhibit 7.2(d), to be executed by Parent on the Closing Date, pursuant to which Parent shall agree to pay to the Shareholders’ Representative, on behalf of the Cirronet Shareholders and Gemmell, Three Million Dollars ($3,000,000) plus accrued interest thereon annually at a rate equal to 6.5%, subject to reduction pursuant to Section 1.9 and Section 9.8.

“Parent Promissory Note Payment Date” shall mean November 1, 2007, or such later date with respect to a portion of the amounts payable under the Parent Promissory Note as described in Section 1.9(b) hereof.

“Parent SEC Documents” shall have the meaning set forth in Section 4.5 hereof.

“Parent Stock Price” shall mean $5.6560, which is the average of the daily closing sale price for a share of Parent Common Stock, rounded to the nearest four (4) decimal places, as quoted on the Nasdaq Stock Market for each of the twenty (20) consecutive trading days ending on and including the trading day that occurs two (2) trading days prior to the date of this Agreement.

“Parent Stock Value” shall mean an amount equal to the product of (i) the Stock Consideration and (ii) the Parent Stock Price.

“Parent Subsidiary” shall mean any entity in which Parent owns or controls, directly or indirectly, at least a majority of the voting securities outstanding.

“Patents” shall have the meaning set forth in Section 3.18(a) hereof.

“Permits” shall mean all required permits, licenses, variances, exemptions, orders, registrations and approvals and governmental authorizations of all Governmental Authorities.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity.

“Per Share Cash Consideration” shall mean the aggregate amount of cash equal to the Adjusted Cash Consideration divided by the number of issued and outstanding shares of Cirronet Common Stock immediately prior to the Effective Time.

“Per Share Earnout Consideration” shall mean an aggregate amount of cash equal to the Adjusted Earnout Consideration divided by the number of issued and outstanding shares of Cirronet Common Stock immediately prior to the Effective Time.

“Per Share Loan Consideration” shall mean an aggregate amount of cash equal to the Adjusted Loan Consideration divided by the number of issued and outstanding shares of Cirronet Common Stock immediately prior to the Effective Time.

“Per Share Stock Consideration” shall mean an amount equal to the Adjusted Stock Consideration divided by the number of issued and outstanding shares of Cirronet Common Stock immediately prior to the Effective Time.

“PPM” shall mean the confidential private placement memorandum meeting the requirements of the Securities Act, applicable state securities laws and regulations relating thereto prepared by Parent and Cirronet and delivered by Cirronet to the Cirronet Shareholders in connection with the private placement of the Parent Common Stock to be offered as the Stock Consideration.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Real Property” shall have the meaning set forth in Section 3.25 hereof.

“Registration Rights Agreement” shall have the meaning set forth in Section 7.1(j) hereof.

“Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative Appointment” shall have the meaning set forth in Section 1.6(a).

“Representatives” shall have the meaning set forth in Section 8.1(a) hereof.

“Reserved Parent Stock” shall mean an amount equal to the number of shares of Parent Common Stock reserved for issuance upon exercise of the Cirronet Assumed Options pursuant to Section 1.5(d) and (ii) the number of shares of Parent Common Stock reserved for issuance upon exercise of the Cirronet Exchanged Options exchanged pursuant to Section 1.5(f).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Executives” shall mean Gemmell, Timothy D. Cutler, David G. Ratzel and Mark Tucker.

“Share Certificates” shall have the meaning set forth in Section 1.6(a) hereof.

“Shareholder Earnout Consideration” shall mean the Earnout Consideration less the portion thereof distributable to the Cirronet Optionholders pursuant to the Earnout Agreement.

“Shareholder Obligor” shall have the meaning set forth in Section 1.6(f) hereof.

“Shareholders’ Representative” shall have the meaning set forth in the preamble to this Agreement.

“Software” shall have the meaning set forth in Section 3.18(a) hereof.

“Sonic” shall have the meaning set forth in Section 3.18(f)(viii) hereof.

“Specified Time” shall have the meaning set forth in Section 8.1(a) hereof.

“Stock Consideration” shall mean a number of shares of Parent Common Stock equal to 1,800,000 shares of Parent Common Stock minus the Reserved Parent Stock.

“Subsidiary” shall mean each corporate entity with respect to which a party has the right to vote (directly or indirectly through one or more other entities or otherwise) shares representing 50% or more of the votes eligible to be cast in the election of directors of such entity.

“Superior Proposal” means a proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, more than 50% of the Cirronet Common Stock or all or substantially all of the assets of Cirronet, made by a third party, and which is otherwise on terms and conditions that the Board of Directors of Cirronet determines in good faith (after consultation with outside counsel and financial advisors) to be more favorable to the Cirronet Shareholders than the Merger and the other transactions contemplated by this Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 1.1(a) hereof.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group.

“Trade Secrets” shall have the meaning set forth in Section 3.18(a).

“Trademarks” shall have the meaning set forth in Section 3.18(a).

“Voting Agreement” shall have the meaning set forth in Section 6.3 hereof.

“Working Capital” shall mean, as of a given date, the amount calculated by subtracting the current liabilities of Cirronet as of that date from the current assets of Cirronet as of that date, all determined in accordance with GAAP.